Exhibit 10.1

***Certain identified information has been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission because it is both (i) not material to investors and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[*****]”) in this exhibit***

EXECUTION COPY

ACQUISITION AND STRATEGIC COLLABORATION AGREEMENT
THIS ACQUISITION AND STRATEGIC COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2022 (the “Signing Date”), by and between DEUTERX, LLC, a Delaware limited liability company (“Seller”) and SALARIUS PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto. Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller is the owner of certain assets related to the development product currently referred to as DRX-164 and all DRX-164 Combination Products (each an “Existing Product” and, collectively, the “Existing Products”);
WHEREAS, Seller desires to sell, and Purchaser desires to purchase and assume from Seller, all of Seller’s rights, title, and interest in and to the Existing Products and the Purchased Assets (as defined in Section 1.2 below), including certain specified Liabilities, subject to the terms and conditions set forth herein and in the Ancillary Agreements (the “Transactions”); and
WHEREAS, the Seller and Purchaser wish to establish a framework pursuant to which Seller will provide consulting services to Purchaser in accordance with a research and development services agreement (the “R&D Services Agreement”) in substantially the form attached hereto as Exhibit B, which will include, among other things, (i) the research and development services on the Existing Products and the Future Products (as defined herein) (collectively, the “Products”), including, but not limited to, nonclinical and clinical development, manufacturing, and commercialization of the Products and the performance of other regulatory, clinical operations, pharmacovigilance, medical monitoring and planning (together, the “Services”), (ii) the provision of qualified personnel by the Seller, specifically Drs. Sheila DeWitt and Vincent Jacques, in connection with such Services, and (iii) the Parties’ rights and obligations with respect to any inventions, designs, products, information, Know-How, data, processes, methods, techniques, and other technology arising out of, or in connection with, the Services to be performed under the R&D Services Agreement.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT
SECTION 1.DEFINITIONS; DESCRIPTION OF THE TRANSACTION
1.1Definitions. Unless otherwise indicated and defined herein, capitalized words and phrases used in this Agreement shall have the meanings ascribed to them in the Glossary of Terms attached hereto as Exhibit A.
1.2Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, effective at the Closing, Seller hereby sells, conveys, assigns and transfers to Purchaser and Purchaser hereby purchases, acquires and accepts from Seller, free and clear of all Liens (other than Permitted Liens, if any), all of Seller’s right, title, and interest in, to and under the Purchased Assets. As used herein, “Purchased Assets” means the following assets ((a) through (e)) existing as of the Closing:
(a)the Existing Products;
(b)the Transferred IP;
(c)the Transferred Records;
(d)the Transferred Materials; and
(e)all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent solely relating to any of the foregoing Purchased Assets, including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any Transferred Patents.
1.3Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets (collectively, the “Excluded Assets”).
1.4Assumed Liabilities. Effective at the Closing, Purchaser hereby assumes and agrees to bear, pay, perform, satisfy and discharge in a timely manner when due (all of the following being collectively referred to herein as the “Assumed Liabilities”):
(a)all Liabilities arising out of or relating to lawsuits and claims related to or in connection with the development, testing, manufacture, storage, marketing, distribution, sale, use or other Exploitation of the Purchased Assets, in each case, on or after the Closing Date;
(b)all Liabilities arising out of or relating to the prosecution, maintenance, enforcement or defense of the Transferred IP on or after the Closing Date, including all costs, fees and other expenses that are due or payable after the Closing Date and in connection with the filing, prosecution or maintenance of the Transferred IP after the Closing Date;
(c)all Liabilities arising out of, relating to or associated directly or indirectly with the research, development, registration, manufacture (including packaging and labeling), distribution, marketing, promotion, commercialization, use, handling, storage, sale, offer for sale, import, export or other disposition or Exploitation of the Transferred Materials or the Products on or after the Closing Date, to the extent not arising from Seller’s breach of representations or warranties in Section 2 related to the Purchased Assets or Seller’s failure to perform its obligations related to the Purchased Assets prior to the Closing Date;

(d)all Liabilities for Taxes with respect to any of the Purchased Assets or any of the Assumed Liabilities, for any taxable period (or portion thereof) beginning on or after the Closing Date (as determined in accordance with Section 4.3, as applicable); and
(e)all other Liabilities (excepting Seller’s Liabilities, but including Purchaser’s Liabilities, related to filings with Government Bodies per Section 4.5) arising out of, relating to, or associated directly or indirectly with the use, ownership, possession, operation, maintenance, sale, lease, licensing, disposition, or other Exploitation of the Purchased Assets on or after the Closing Date or the sale of any Products by or on behalf of Purchaser or its Affiliates or other Permitted Selling Parties, to the extent not due to Seller’s actions, inactions, or omissions.
1.5Purchaser Not Successor to Seller; Excluded Liabilities. Purchaser shall not be the successor to Seller, and Purchaser expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or relating to any of the Purchased Assets other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall retain and shall pay, perform and discharge when due, all of the Excluded Liabilities. Without limitation of the foregoing, the term “Excluded Liabilities” includes the following Liabilities, whether currently existing or hereinafter created:
(a)all Liabilities to the extent related to the Excluded Assets;
(b)all Liabilities arising out of, relating to or associated directly or indirectly with lawsuits and claims related to or in connection with the development, testing, manufacture, storage, use or other development-related Exploitation of the Purchased Assets, in each case, before the Closing Date to the extent not relating to Purchaser’s actions, inaction or omissions;
(c)any Liabilities arising out of, relating to, or associated directly or indirectly with, Seller’s obligations which were required to be performed, or which in the ordinary course of business should have been performed, by Seller under the Transferred Contracts prior to the Closing Date;
(d)any Liability of Seller or any of its Affiliates to Third Parties for claims from Third Parties against Seller or its Affiliates, respectively, relating to the Purchased Assets arising out of, or in connection with, events that (i) occurred prior to the Closing Date and/or (ii) relate to Sellers’s actions, inactions, or omissions;
(e)(i) all Liabilities for Taxes incurred by any of the Sellers or their respective Affiliates and (ii) all Liabilities for Taxes with respect to any of the Purchased Assets or any of the Assumed Liabilities, for any taxable period (or portion thereof) prior to the Closing Date (as determined in accordance with Section 4.3, as applicable); and
(f)all other Liabilities arising out of, relating to or associated directly or indirectly with Seller’s ownership or use of the Purchased Assets prior to the Closing Date to the extent not relating to Purchaser’s actions, inaction or omissions.
1.6Closing; Closing Deliverables.
(a)The closing of the purchase and sale of the Purchased Assets and the other Transactions contemplated hereby (the “Closing”) shall take place on the Signing Date, simultaneously with the Parties’ execution of this Agreement at such place as may be agreed to by the Purchaser and the Seller (the “Closing Date”). Upon signing of this Agreement, there are no conditions to either Party’s obligations to complete, conclude, and close the Transactions. This Agreement and the Transactions shall be deemed effective and delivered as of the Closing.

(b)At the Closing, the following items shall be delivered:
(i)Seller and Purchaser shall each deliver an executed counterpart of the Patent Assignment Agreement in the form attached hereto as Exhibit C;
(ii) Seller and Purchaser shall each deliver an executed counterpart of the Share Issuance Agreement in the form attached hereto as Exhibit D;
(iii) Seller and Purchaser shall each deliver an executed counterpart of the Bill of Sale in the form attached hereto as Exhibit E; and
(iv)Seller shall deliver Purchaser a properly executed IRS Form W-9.
(c)Seller shall provide Purchaser access to Seller’s virtual data room so that Purchaser may download complete and accurate copies (to the extent copies are in the virtual data room in electronic format) and any hard copies or physical materials, to the extent they exist, of all Transferred Records in Seller’s possession relating to the Purchased Assets. For clarity, only the virtual data room contents will be downloaded at Closing, and no hard copies of information or physical materials or other tangible Purchased Assets that are held or maintained in locations other than the virtual data room will be delivered to Purchaser prior to the Transfer Date. Hard copies of the Transferred Patents, including ribbon copies, and Transferred Records will be delivered to Purchaser within [*****] days post-Closing, subject to the upfront payment being made as set forth in Section 1.7(a) and, upon completion of delivery of such hard copies, Seller shall provide written notice to Purchaser of such completion.
1.7Purchase Price. In consideration of the conveyances contemplated under Section 1.2 Purchaser shall (a) pay to Seller an upfront cash payment of $1,500,000 U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller on the Closing Date (the “Cash Payment”) and (b) deliver to Seller one million shares (1,000,000) of Purchaser’s restricted securities that are of the same class that are currently publicly traded but are subject to resale limitations (the “Shares,” the Cash Payment and Shares are the “Purchase Price”). In addition to the Purchase Price for the Purchased Assets, Purchaser shall pay to Seller the following non-refundable, non-creditable payments: (a) the Milestone Payments (as defined below) payable in accordance with Section 1.8 upon the occurrence of an applicable Milestone Event; and (b) the Royalty Payments payable in accordance with Section 1.9. For clarity, once Purchaser has paid the Purchase Price, Purchaser fully owns all Purchased Assets listed in Section 1.2 together with all Assumed Liabilities (mutatis mutandis).
1.8Milestone Payments.
(a)Within [*****] days after the achievement of a development milestone or sales milestone event listed below (each such event, a “Milestone Event”), whether achieved by Purchaser, an Affiliate, licensee or other Permitted Selling Party, Purchaser shall notify Seller in writing that such Milestone Event has been achieved and shall pay Seller the milestone payment corresponding to the applicable Milestone Event (each, a “Milestone Payment,” and, collectively, the “Milestone Payments”) by wire transfer of immediately available funds to an account designated by Seller, as follows:

Development Milestones for Existing Products[1]
[*****]	$10,000,000
[*****]	$10,000,000
[*****]	$5,000,000
[*****]	$5,000,000
[*****]	$8,000,000
[*****]	$5,000,000
[*****]	$6,000,000
[*****]	$4,000,000
Development Milestones for Future Products (up to two Future Products)
[*****]	$1,000,000
[*****]	$5,000,000
[*****]	$10,000,000
Sales Milestones of Existing Products[1]
[*****]	$25,000,000
[*****]	$35,000,000
[*****]	$75,000,000
Sales Milestones for Future Products (up to two Future Products)
[*****]	$12,500,000
[*****]	$17,500,000
[*****]	$37,500,000

(b)All Milestone Payments that become due and payment in accordance with Section 1.8(a) shall be made in accordance with this Section 1.8(b). Each Milestone Payment shall be payable [*****], for the first achievement of the corresponding Milestone Event. In the event that Purchaser achieves a later Development Milestone before an earlier Development Milestone (for example, because development can be accelerated), Purchaser shall make the payment associated with the earlier Development Milestone when it makes the payment associated with the later Development Milestone. At Purchaser’s discretion and subject to applicable Securities Laws, Purchaser may issue Shares in lieu of cash for up to [*****] ([*****]%) of each Milestone Payment. In that event that Shares are issued, such Shares shall be valued at the [*****]. For clarity, Purchaser’s payment obligation with respect to the foregoing Development Milestones and Sales Milestones for each Future Product shall apply only with respect to the [*****] Future Products. Purchaser shall have no obligation to make
1 Development and Sales Milestones for Existing Products are limited to payments for the first approved product, DRX-164 or a Combination Product with DRX-164.

any Milestone Payments with respect to any Product other than one Existing Products and the [*****] Future Products.
1.9Royalty Payments.
(a)Purchaser shall pay tiered royalties on aggregate worldwide Net Sales of all Products sold by Purchaser, its Affiliates and other Permitted Selling Parties each Calendar Year at the following rates (each, a “Royalty Payment,” and, collectively, the “Royalty Payments”), as follows:

Royalties on Net Sales of Existing Products
[*****]	2.0%
[*****]	2.5%
[*****]	3.5%
[*****]	4.5%
Royalties on Net Sales of Future Products (up to two Future Products)
[*****]	1.0%
[*****]	1.5%
[*****]	2.0%
[*****]	2.5%

(b)Royalty Payments will be payable on a Product-by-Product and country-by-country basis with respect to all Products sold in such country from the First Commercial Sale of such Product sold in such country until the latest of (i) [*****] years after the First Commercial Sale of the such Product and (ii) the expiration of the last to expire Valid Claim of a Composition of Matter Patent covering such Product (each, a “Royalty Term”).
(c)All Royalty Payments shall be made in U.S. Dollars. If any currency conversion is required in connection with Royalty Payments due to Seller hereunder, Purchaser will convert the amount into U.S. Dollars at an exchange rate equal to the [*****] of U.S. Dollars published in the East Coast Edition of The Wall Street Journal for the last business day of the applicable reporting period. If at any time legal restrictions prevent the prompt remittance of all or part of any Royalty Payments owed by Purchaser hereunder with respect to any country, Purchaser will pay the Royalty Payments owed to Seller (as converted into U.S. Dollars) directly from its United States sources of fund for as long as the legal restrictions apply.
(d)Within [*****] days after the last day of each Calendar Quarter, Purchaser shall provide to Seller a true and accurate report setting out in reasonable detail (on a country-by-country basis) the information necessary to calculate Royalty Payments due hereunder with respect to Net Sales of the Products during such Calendar Quarter, including: (i) aggregate gross sales of the Products in the relevant Calendar Quarter; (ii) Calendar Year-to-date aggregate gross sales of the Products; (iii) aggregate Net Sales of the Products in the relevant Calendar Quarter, including category-by-category details of deductions from aggregate gross sales to arrive at Net Sales; (iv) Calendar Year-to-date aggregate Net Sales of the Products, including category-by-category details of deductions from aggregate gross sales to arrive at Net Sales; (v) the applicable exchange rate (determined in accordance with Section 1.9(c) used to calculate such amounts, and (vi) the date of First Commercial Sale of any of the Products in any country first occurring during such Calendar Quarter. In addition, Purchaser shall provide in a timely fashion as Seller may reasonably request such other information and reports as requested by Seller to confirm the Royalty Payment calculation.

(e)Simultaneously with the delivery of each report under Section 1.9(d), Purchaser shall pay to Seller the total Royalty Payments due under Section 1.9(a) for the period covered by such report. For clarity, Purchaser’s payment obligation with respect to the Net Sales of each Future Product shall apply only with respect to the [*****] Future Products. Purchaser shall have no obligation to make any Royalty Payments with respect to any Product beyond the Existing Products and the [*****] Future Products.
(f)Generic Competition. Subject to Section 1.9(h), on a Product-by-Product and country-by-country basis, the royalty rates set forth in Section 1.9(a) applicable to such Product in such country in a given Calendar Quarter will be reduced by [*****]%, if during such Calendar Quarter during the Royalty Term, (i) Net Sales of such Product decline by [*****] percent ([*****]%) or more relative to the average Net Sales of such Product in such country for the [*****] Calendar Quarters immediately preceding the Calendar Quarter in which the Generic Equivalent Product is launched in such country, or (ii) the aggregate number of units of Generic Equivalent Products with respect to such Product sold during such Calendar Quarter in such country is [*****] percent ([*****]%) or more of the aggregate units of the sum of all such Generic Equivalent Products and such Product sold in such Calendar Quarter in such country. All determinations of the units of Generic Equivalent Products and Product sold in a country shall be based on a mutually acceptable calculation method using data obtained from a reputable and mutually agreed Third Party source, such as IQVIA. For clarity, the reduction under this Section 1.9(f) shall only apply in the Calendar Quarter(s), if any, in which (A) the aggregate number of units of Generic Equivalent Products with respect to a Product sold during the Calendar Quarter in a country exceeds [*****]% of the aggregate units of the sum of all such Generic Equivalent Products and such Product sold in such Calendar Quarter in such country or (B) Net Sales of such Product are equal to or less than [*****] ([*****]%) of the average Net Sales of such Product in such country for the [*****] Calendar Quarters immediately preceding the Calendar Quarter in which the Generic Equivalent Product is launched in such country.
(g)Right to Set Off. If (i) Purchaser reasonably and in good faith determines it is necessary to license any Blocking Third Party IP in order to avoid infringing or misappropriating such Blocking Third Party IP by the making, using, selling, offering for sale or importation of the Compound contained in a Product, and (ii) Purchaser is required to pay to such Third Party any Blocking Third Party IP Costs, then, subject to Section 1.9(h) and solely with respect to the Product in the country that is subject to the Blocking Third Party IP and Blocking Third Party IP Costs, for the period during which Purchaser owes royalties to Seller hereunder with respect to such Product in such country, the royalties that would otherwise be payable on Net Sales of such Product in such country for a Calendar Quarter shall be reduced by an amount up to [*****] ([*****]%) of the Blocking Third Party IP Costs paid by or on behalf of Purchaser to such Third Party to the extent applicable to such Product in such country during such Calendar Quarter; provided, however, that in no event will the royalties that would otherwise be payable to Seller hereunder (after any applicable reduction pursuant to Section 1.9(f)) with respect to such Product in such country be reduced by more than [*****]% in any given Calendar Quarter as a result of any deduction under this Section 1.9(g); and provided further, that Purchaser will be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Purchaser would have been entitled to make a deduction pursuant to this Section 1.9(g) but is unable to take such deduction pursuant to the first proviso in this Section 1.9(g).
(h)Cumulative Reductions Floor. Notwithstanding anything to the contrary herein, in no event shall the cumulative effect of the adjustments in Section 1.9(f) and Section 1.9(g) in any given Calendar Quarter reduce the royalties payable to Seller hereunder to less than [*****]% of the amounts that otherwise would have been payable to Seller hereunder (without taking into consideration any such adjustments) in such Calendar Quarter.

1.10Withholding. Purchaser shall be entitled to deduct and withhold all Taxes that Purchaser is required by applicable Law to deduct and withhold and actually deducts and withholds in accordance with any provision of applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Purchaser will notify Seller of such withholding and will furnish Seller with copies of any tax certificates or other documentation evidencing such withholding within [*****] days after remittance. Each Party shall provide to the other Party any tax forms that may be reasonably necessary in order for Purchaser not to withhold tax or to withhold tax at a reduced rate under any applicable income tax treaty. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payment made by Purchaser to Seller hereunder. Notwithstanding the foregoing, in no event will the payments due to Seller hereunder be reduced as a result of Purchaser’s assignment or transfer of this Agreement, change in the residence of Purchaser for tax purposes, change in the entity making such payment, or failure on the part of Purchaser to comply with applicable Laws or filing or record retention requirements, and in the event of any such action, the sum payable by Purchaser to Seller shall be increased to the extent necessary to ensure that Seller receives a sum equal to the sum that Seller would have received had no such action occurred.
1.11Late Payments. Purchaser shall pay interest on any overdue payments from the due date until the date of payment at an annual rate of one and [*****] percent ([*****]%) per month or the maximum rate allowed by applicable Law, whichever is less.
SECTION 2.REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the Signing Date, as follows:
2.1Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
2.2Ownership; Liens; Liabilities; Encumbrances. Seller has good and marketable title or otherwise has transferrable rights, licenses or interests to all Purchased Assets, as of the Closing Date. Seller further represents and warrants that the Purchased Assets are not subject to any Liens as of the Closing Date, other than Permitted Liens, and there are no restrictions or limitations on the assignments, transfer or sale of the Purchased Assets to Purchaser.
2.3Power and Authority; Consents. (a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, and (b) the execution, delivery and performance of this Agreement by Seller does not, and the consummation of the Transactions will not, violate any provisions of Seller’s organizational documents or bylaws, or violate any provisions of any Law applicable to Seller, or any agreement, instrument, order, judgment or decree to which Seller is a party or by which Seller is bound, except in each case as would not reasonably be expected to have a Material Adverse Effect on Seller’s ability to consummate the Transactions. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Third Party is required in connection with the execution and delivery of this Agreement or consummation of the Transactions by Seller.
2.4Corporate Action; Binding Effect. (a) Seller has duly and properly taken all action required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions; and (b) when duly executed and delivered by Seller, this Agreement will constitute, legal, valid and binding obligations of Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
2.5Intellectual Property.
(a)After reasonable inquiry, Seller has no Knowledge of any intellectual property of Third Parties that is material to and necessary for the development of the Compound or Products as currently being developed by Seller.
(b)Exhibit F contains a correct, current, and complete list of all Transferred IP, specifying as to each, as applicable: (A) the patent family reference and title, (B) the jurisdiction by or in which it has been issued, registered, or filed, (C) the issued patent or patent application serial number, and (D) the issue, grant, or filing date.
(c)Seller is the sole and exclusive legal and beneficial, and, with respect to the intellectual property registrations, record owner of all right, title, and interest in and to the Transferred IP, and, has the valid and enforceable right to use all Transferred IP, in each case, free and clear of all Liens, other than Permitted Liens, as of the Closing Date.
(d)Seller has provided to Purchaser, through the virtual data room or otherwise, copies of all assignments or other instruments recording and perfecting Seller’s ownership interest in the Transferred Patents that are in Seller’s possession or control as of the Closing Date, and all such assignments or other instruments have been validly executed, delivered and filed with the relevant Governmental Bodies, including authorized registrars, as of the Closing Date.
(e)Seller has no Knowledge that any issued or granted Transferred Patent is invalid, not subsisting, or unenforceable. Except as set forth on Section 2.5(e) of the Disclosure Schedule, Seller has not received written notice that any of the issued or granted Transferred Patents have been declared unenforceable or otherwise invalid by any Governmental Bodies. There has not been any loss, cancellation or expiration of any issued or granted Transferred Patents and, to Seller’s Knowledge no such loss, cancellation or expiration of any such Transferred Patents is threatened or pending. Seller has taken commercially reasonably steps to maintain and enforce the issued or granted Transferred Patents.
(f)All necessary registration, maintenance and renewal fees for the issued or granted Transferred Patents have been timely paid and all necessary documents and certificates for the issued or granted Transferred Patents have been timely filed with the relevant patent authorities for the purposes of maintaining such Transferred Patents.
(g)Seller does not own or control any registrations or applications for registration of any Copyright or trademark specific to the Compound or necessary for the Exploitation of the Compound as currently being conducted.
(h)The execution, delivery, or performance of this Agreement, or the consummation of the Transactions, will not result in the loss or impairment of or payment of any additional amounts (other than amounts payable as part of the Assumed Liabilities) with respect to Purchaser’s right to own or use any Transferred IP. Immediately following the Closing, all Transferred IP will be owned or available for use by Purchaser on identical terms as they were owned or available for use by Seller immediately prior to the Closing.
(i)Seller has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or that otherwise would reasonably be expected to have a Material Adverse Effect on, the ownership, use, patentability, enforceability or validity of any Transferred IP or other Exploitation of the Compound, Products or the Purchased Assets as currently being conducted. As of the Signing Date, no Transferred Patent is involved in any nullity, inter partes or interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Transferred Patent is being or has been contested or challenged, and to Seller’s Knowledge, no such proceeding has been threatened with respect to any Transferred Patent. None of the Transferred IP is subject to any written action or order of any Governmental Bodies (i) restricting in any manner the use, distribution, transfer, or licensing by Seller of any Transferred IP or any Product, or which may have a Material Adverse Effect on the validity, use, enforceability or Exploitation of any such Transferred IP or Product, or (ii) restricting the conduct of Seller in order to accommodate or avoid intellectual property rights of a Third Party.
(j)Except as set forth in Section 2.5(j) of the Disclosure Schedule:
(i) since [*****] there has not been, and currently there is no, asserted, pending or any threatened written action, proceeding, or other claim contesting the ownership, use, patentability, enforceability, validity, or right of Seller to exercise any Transferred IP;
(ii) since [*****] there has not been, and currently there is no, asserted, pending or any threatened written action, proceeding, or other claim, including claims against Seller alleging infringement, misappropriation or other violation of a Third Party’s patents, trademarks, service marks, trade names, Copyrights, Trade Secrets or other proprietary rights, arising from Seller’s development of the Products or Transferred IP;
(iii) Seller has not received any written notice asserting that any Transferred IP or the use, development, manufacture, sale, offering for sale, licensing, or distribution of any Transferred IP or any Product directly or indirectly via contribution or inducement infringes or could infringe the rights of any Third Party;
(iv) since [*****] there has not been, and currently there is no asserted, pending or, there has not been since any threatened written action, proceeding, or other claim that a current or former employee, officer or director of Seller (each, a “Seller Representative”) misappropriated or infringed any intellectual property rights of any Person that had previously employed or otherwise engaged such Seller Representative in relation to the development of the Products or Transferred IP; and
(v)Seller has not received any written notice or written offer from any Third Party offering a license under any Third Party patents for the purpose of avoiding a claim that such patents would be infringed by the use, manufacture, sale, offering for sale, or importation of any Transferred IP or any Product.
(k)To the Seller’s Knowledge, no Person has infringed or misappropriated in the past or is currently infringing or misappropriating any Transferred IP.
(l)Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of all Know-How relating to the Compound that Seller maintains as Trade Secrets owned by Seller (“Compound-Related Trade Secrets”), including requiring each officer, employee, consultant and contractor of Seller (in each case who is employed by Seller or is engaged by and under contract with Seller) having access to Compound-Related Trade Secrets since [*****] to execute a confidentiality agreement. Further, there has not been any breach of such confidentiality agreements by any such officer, employee, consultant or contractor of Seller. No employee, officer, director, consultant or contractor of Seller (in each case who is employed by Seller or is engaged by and under contract with Seller) with access to any Compound-Related

Trade Secrets since [*****] has any right, license, claim or interest whatsoever in or with respect to any Purchased Assets.
(m)Seller’s standard practices are to have each employee, officer, consultant, contractor or any other person who developed for or on behalf of Seller or any of its Affiliates any part of any Transferred IP (in each case who is, or since [*****] has been, employed by Seller or is, or since [*****] has been, engaged by and under contract with Seller) enter into a binding written agreement that conveys or obligates such person to convey, by a present, irrevocable assignment, to Seller or any of its Affiliates any and all right, title and interest in and to all Transferred IP developed by such person in connection with such person’s employment with or engagement by Seller or any of its Affiliates. Seller has provided Purchaser with true and complete copies of all such agreements by or on the Closing Date in the virtual data room or otherwise.
(n)Seller has no Knowledge that it is or will be necessary for Seller or any of its Affiliates to utilize any inventions of any of its or their employees made prior to or outside the scope of their employment by Seller or any of its Affiliates which have not been or will not be assigned to Seller or any of its Affiliates, in order for Purchaser to Exploit the Compound or Products or the Purchased Assets as currently being developed by Seller.
(o)Seller has not received any notice that any employee of Seller (i) has been or is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other contract with any Third Party by virtue of such employee being employed by, or performing services for Seller or using trade secrets or proprietary information of any Third Party without permission; and (ii) has developed any technology underlying the Transferred IP that is subject to any contract under which such employee has assigned or otherwise granted to any Third Party any rights (including intellectual property rights) in or to such technology.
(p)No funding or grants from, or facilities of, a Governmental Body or institution, university, college or other academic or educational institution or research center, was used by Seller or any of its Affiliates in the development of the Transferred IP. To the Seller’s Knowledge, no employee, consultant or independent contractor of Seller who was involved in or contributed to the creation or development of any Purchased Assets has performed services for the government, for a university, college or other educational institution or for a research center during the same period of time during which such employee, consultant or independent contractor was also performing services relating to the creation or development of any Purchased Assets for Seller.
2.6Taxes.
(a)Seller has timely filed all Tax Returns that it was required to file with respect to all applicable Taxes that relate to the Purchased Assets or the Assumed Liabilities, and all such Tax Returns are true, correct and complete in all material respects. Seller has paid all Taxes that relate to the Purchased Assets or the Assumed Liabilities due and payable or claimed by any Governmental Body to be due and payable (whether or not shown on any Tax Return) by it.
(b)All amounts required to be withheld by Seller with respect to amounts paid or owing to any Person and all sales and use Taxes, value-added Taxes and ad valorem Taxes (including personal property taxes), in each case that relate to the Purchased Assets or the Assumed Liabilities, have been collected or withheld and paid or remitted to the applicable

Governmental Bodies, and all Tax Returns required with respect thereto have been properly completed and timely filed with the applicable Governmental Body.
(c)None of the Purchased Assets is subject to any Liens for Taxes, other than Liens for Taxes not yet due and payable.
(d)Seller has not been a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes attributable to the Purchased Assets, other than any such agreement entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes.
(e)There is no action, suit, proceeding, audit, investigation or claim pending and there is no unassessed deficiency proposed in writing, or otherwise, in respect of any Taxes that relate to the Purchased Assets or the Assumed Liabilities against Seller, nor has any deficiency or claim for any such Taxes been proposed, asserted or assessed in writing or otherwise.
2.7Regulatory Matters
(a)Seller has complied, and is now complying, in all material respects with all applicable international federal, state and local laws applicable to Seller’s ownership and use of the Purchased Assets. Seller represents that neither it nor any of its Affiliates nor any other Person has received any inspectional observations, establishment inspection reports, untitled letters, warning letters and/or any other material documents from any Regulatory Authority with respect to the Products since [*****], and that arise from a lack of compliance, in any material respect, with any applicable Laws.
(b)In relation to Seller’s research and development of the Products, Seller has not (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. In relation to the Compound, Seller is not the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.
(c)In relation to Seller’s research and development of the Products, Seller is not subject to any enforcement, regulatory or administrative proceedings against Seller arising under the FDCA, and no such enforcement, regulatory or administrative proceeding has been threatened or is pending. Seller has no Knowledge of any existing facts in any jurisdiction that would lead to any future enforcement, regulatory, or administrative actions that would have a Material Adverse Effect on Exploitation of the Product (in the manner currently being conducted), or the Purchased Assets or the Transactions.
(d)Seller has not been debarred or suspended under 21 U.S.C. §335(a) or (b), is not the subject of a conviction described in Section 306 of the FDCA, has not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and is not subject to any similar sanction of other regulatory authorities outside of the United States (“Debarred/Excluded”) and to Seller’s Knowledge, none of the Seller Representatives (while employed by Seller) involved in researching or developing the Product has been Debarred/Excluded.

(e)No written communication has been received by Seller or its Affiliates, from any Governmental Body since [*****] and no investigation, regulatory enforcement action or any related review by the FDA or any other Governmental Body is or at any time since [*****] has been pending, or has been threatened, by any Governmental Body with respect to any alleged or actual violation by Seller or its Affiliates of any applicable Law or other requirement of any Governmental Body relating to the Products. Seller further represents that that there have not been material complaints and notices of alleged Product defects or adverse reactions, whether or not submitted, or required to be submitted, to a Governmental Body.
2.8Legal Proceedings. Since [*****] there has not been and there is no pending Legal Proceeding against Seller, and, since [*****], to Seller’s Knowledge no Person has threatened to commence any Legal Proceeding against Seller: (a) that involves any of the Purchased Assets and would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, or the development of the Product in the manner currently being conducted; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Seller’s Knowledge, no event has occurred since [*****] and no circumstances currently exist that would reasonably give rise to, or serve as a basis for, any such Legal Proceeding.
2.9Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of Seller.
SECTION 3.REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents, warrants and covenants to Seller as of the Signing Date as follows:
3.1Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2Power and Authority; Consents. (a) Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, and (b) the execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the Transactions will not, violate any provisions of Purchaser’s organizational documents or bylaws, or violate any provisions of any Law applicable to Purchaser, or any agreement, instrument, order, judgment or decree to which Purchaser is a party or by which Purchaser is bound, except in each case as would not reasonably be expected to have a Material Adverse Effect on Purchaser’s ability to consummate the Transactions. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Third Party is required in connection with the execution and delivery of this Agreement or consummation of the Transactions by Purchaser.
3.3Corporate Action; Binding Effect. (a) Purchaser has duly and properly taken all action required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (b) when duly executed and delivered by Purchaser, this Agreement will constitute, legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.4Legal Proceedings. There is no pending Legal Proceeding against Purchaser, and, to Purchaser’s Knowledge, no Person has threatened to commence any Legal Proceeding against Purchaser: (a) that would reasonably be expected to have a Material Adverse Effect on Purchaser’s development of the Compound or Exploitation of Products or otherwise on Purchaser’s ability to perform its obligations under this Agreement; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Purchaser’s Knowledge, no event has occurred since [*****] and no circumstances currently exist that would reasonably give rise to, or serve as a basis for, any such Legal Proceeding.
3.5Not Debarred. Purchaser has not been debarred or suspended under 21 U.S.C. §335(a) or (b), is not the subject of a conviction described in Section 306 of the FDCA, has not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and is not subject to any similar sanction of other regulatory authorities outside of the United States and Purchaser has not and will not knowingly use in any capacity the services of any Person who has been Debarred/Excluded.
3.6Solvency. No Governmental Body order has been made or petition presented, or resolution passed for the winding-up or liquidation of Purchaser and there is not outstanding: (i) any petition or Governmental Body order for the winding-up of Purchaser; (ii) any appointment of a receiver over the whole or part of the undertaking or assets of Purchaser; (iii) any petition or Governmental Body order for administration of Purchaser; (iv) any voluntary arrangement between Purchaser and its creditors; (v) any distress or execution or other process levied in respect of Purchaser which remains undischarged; or (vi) any unfulfilled or unsatisfied Governmental Body order against Purchaser.
3.7Technical Ability and Resources. Purchaser has adequate technical ability and financial and other resources to research, develop, manufacture, commercialize and otherwise Exploit the Products. Purchaser has and will have at each applicable payment date sufficient unencumbered funds to meet its obligations hereunder, including sufficient funds to make the upfront payment in accordance with Section 1.7(a).
SECTION 4.COVENANTS OF THE PARTIES
4.1Tax Treatment and Purchase Allocation.
(a)The Parties and their Affiliates agree to treat the Transactions contemplated by this Agreement as a sale of the Seller’s business and its assets for U.S. federal, state and other applicable tax purposes. The Parties and their Affiliates shall file all applicable Tax Returns consistent with the foregoing, and shall not take any contrary position in any Tax Return except to the extent required by applicable Laws. The Parties agree to cooperate in providing any information requested by another Party relating to the filing of Tax Returns and other tax-related matters.
(b)As soon as practicable after the Signing Date, Seller will provide Purchaser with an allocation of the payments to be made by Purchaser to Seller under this Agreement among the assets transferred under this Agreement in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations thereunder for Purchaser’s review and comment. Seller will consider in good faith any reasonable comments of Purchaser. Seller and Buyer will, and will cause their respective Affiliates to, act in accordance with such allocation in the preparation, filing and audit of any Tax Return except to the extent required by applicable Laws. Seller shall revise the allocation, and consider in good faith any reasonable comments of Purchaser to the revision, to reflect any adjustments to the Purchase Price pursuant to Section 4.2.
4.2Installment Sale Treatment. The Parties agree that the Milestone Payments, including any Milestone Payments paid in Shares, shall be treated in accordance with Law,

including, for the avoidance of doubt, as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, foreign or other applicable tax Laws. Any portion of the Milestone Payments received in Shares shall be treated as an amount of the Purchase Price equal to the fair market value of the Shares on the date of receipt. If and to the extent that any Milestone Payments are made, interest may be imputed on such amounts as required by Section 483 or 1274 of the Code. The Parties and their affiliates shall file all applicable Tax Returns consistent with the foregoing, and shall not take any contrary position in any Tax Return except to the extent required by applicable Laws.
4.3Tax Proration. Liability for all Taxes determined on an annual or periodic basis, including for tangible personal property or other similar Taxes (but excluding, for the avoidance of doubt, Transfer Taxes which shall be apportioned in accordance with Section 4.10), if any, attributable to the Purchased Assets or the Assumed Liabilities will be prorated between Seller and Purchaser as of the Closing Date, with Seller liable to the extent such items relate to any time period ending before the Closing Date and Purchaser liable to the extent such items relate to periods beginning on or after the Closing Date. For purposes of the preceding sentence, the amount of such Taxes that are allocable to Sellers shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period ending on the day prior to the Closing Date and the denominator of which is the number of days in the entire taxable period.
4.4Cooperation; Transfer. Promptly following the Closing Date, each of Seller and Purchaser shall cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement, including, but not limited to, cooperation reasonably necessary to explain and transfer knowledge and practice related to Transferred Know-How and Trade Secrets and as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters; and each of them shall, from time to time after the Closing Date, upon the reasonable request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) in order to consummate the Transactions on the terms and subject to the conditions set forth herein.
(a)Without limiting the foregoing, Seller and Purchaser shall cooperate to complete the transfer of the Transferred Records and Transferred Materials to Purchaser as soon as practicable on or after the Closing Date or the Transfer Date. Seller shall use commercially reasonable efforts to transfer those Transferred Records that Seller is able to deliver or make available electronically within [*****] Business Days following the Closing Date and to transfer those Transferred Records that are not available electronically in hard copy format, to the extent original records are in Seller’s possession or control, within [*****] days following the Closing Date, and, in any event, the Parties will cooperate and use commercially reasonable efforts to transfer all tangible Purchased Assets to Purchaser no later than [*****] days after the Closing Date. The Parties shall cooperate to mutually agree on an arrangement to transfer the tangible Purchased Assets, including transportation method of the tangible Purchased Assets, storage of the Purchased Assets, and schedule. Seller will work with Purchaser to optimize the Existing Products’ manufacturing process and undertake a technology transfer of the manufacturing process required, including any related Know-How and Third-Party contracts, to make such Product (and any other related compounds) to enable Purchaser to manufacture additional preclinical, clinical and commercial supply of such Product (the “Manufacturing Tech

Transfer”). Purchaser will have all final decision-making authority and be responsible for preclinical, clinical and commercial supply, at its own expense, of all Products.
(b)The delivery of any physical materials shall be EXW (Incoterm 2010) Seller’s or its designee’s facility. For clarity, Purchaser shall be responsible for all costs and expenses of delivery.
4.5Governmental Filings. Seller and Purchaser each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental Body in order to consummate the Transactions and to cooperate with one another as reasonably necessary to accomplish the foregoing, including filing notifications with the FDA and other Regulatory Authorities as necessary in order to transfer Regulatory Documents to Purchaser as contemplated hereunder. Each Party shall bear its own costs of such filings, requests, or applications.
4.6Compliance with Law; Regulatory Documents. Purchaser will comply with all applicable Laws relating to its development, manufacture, distribution, marketing, promotion, selling, importing, exporting and other Exploitation of the Compound and Products. Purchaser acknowledges and agrees that after transfer, as holder of the Regulatory Documents, it will have sole responsibility for all regulatory reporting and Regulatory Document maintenance obligations, including, among other things, for adverse event reporting. Until the transfer of Regulatory Documents from Seller to Purchaser is completed, Purchaser and Seller shall give prompt notice to the other Party upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Body (together with copies of correspondence related thereto), which raises any material concerns regarding the safety or efficacy of the Products, or indicates or suggests a reasonably likely potential material liability for either Party to Third Parties arising in connection with the Products.
4.7Audit. Purchaser shall keep, and shall cause its Affiliates, licensees and other Permitted Selling Parties to keep (as applicable), full and complete books, records and accounts of its activities related to Exploitation of Products, including those related to achievement of Milestone Events, calculations of gross sales and Net Sales, and the calculation of Royalty Payments payable to Seller, as well as full and complete records relating to Purchaser’s rights and obligations under this Agreement. Purchaser shall maintain all such records for at least [*****] years after creation (or such longer period as required by applicable Law). Seller may [*****] in any Calendar Year, upon prior notice of [*****] week to Purchaser, cause an audit of the records maintained by Purchaser to be made by an independent accountant selected by Seller and reasonably acceptable to Purchaser. Such accountant shall have access, during regular business hours, to examine and inspect the records of Purchaser and its Affiliates, licensees and other Permitted Selling Parties (as applicable) pertaining to this Agreement for the purposes of this Section 4.7. If any report(s) provided or any payments paid or payable to Seller under this Agreement are found to be inaccurate, there shall be an adjustment and Purchaser shall pay to Seller (or vice versa) such sums as may be necessary to settle in full the accurate amount of such payments that should have been paid to Seller for the period or periods covered by such audit, together with interest charges pursuant to Section 1.11. If any such audit discloses an inaccuracy reflecting an under-reporting and/or underpayment of greater than [*****] percent ([*****]%) for the period of the audit report, then Purchaser also shall pay to Seller the cost of such audit, within [*****] days of such audit; otherwise the cost of such audit shall be paid by Seller. Any information received by Seller or its accountant under this Section 4.7 shall be subject to the confidentiality provisions of this Agreement.
4.8Sublicenses. Purchaser shall be entitled, without the prior consent of Seller, to grant one or more sublicenses to Third Parties (with the right to sublicense through multiple tiers); provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) Purchaser shall continue to be responsible for full performance of Purchaser’s obligations under this Agreement and will be responsible for all actions of such sublicensee.
4.9Purchaser Diligence. After the Closing, Purchaser shall have sole decision-making authority over the development, registration, manufacture, commercialization and other Exploitation of Products; provided that, Purchaser shall, and shall cause its Affiliates, licensees, sublicensees and other Permitted Selling Parties, as applicable, to, use Commercially Reasonable Efforts to develop, obtain Marketing Approval of, manufacture and commercialize at least one Product worldwide, including in the United States and the European Union. Except as expressly set forth in this Agreement, Purchaser will have no liability whatsoever to Seller in the event any Milestone Event does not occur.
4.10Insurance. Purchaser will maintain insurance with credit worthy insurance companies or self-insured in accordance with applicable Laws against risks from claims for damage to property or for bodily injury, including the death of any person, which may arise from Purchaser use of the Purchased Assets.
4.11Transfer Taxes. All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, or other taxes applicable to the Transactions (“Transfer Taxes”) shall be paid by Purchaser, and Purchaser will be responsible for bearing and paying any and all Transfer Taxes that may become payable in connection with the sale and purchase of, payment for, delivery of, or transfer of title to the Purchased Assets to Purchaser pursuant to this Agreement. Purchaser shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such tax returns and other documentation. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes.
4.12Recordation of Transferred Patents. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred IP. Purchaser shall promptly file such documents with the U.S. Patent and Trademark Office and with foreign patent offices or other registrars as are necessary to record the assignment of the Transferred IP to Purchaser.
4.13Covenants Regarding Transfer of this Agreement or the Purchased Assets. Purchaser agrees to impose the relevant obligations of this Agreement on any acquirer, licensee, sublicensee or assignee (including any Affiliate-assignee or third party-assignee) of any or all of the Purchased Assets, which obligations shall include, without limitation, Sections 1.8 and 1.9. Without limiting the foregoing, any such acquirer or assignee shall expressly assume in writing all of the obligations of Purchaser under this Agreement.
SECTION 5. RESEARCH AND DEVELOPMENT
5.1Non-Clinical and Clinical Development Services. Contemporaneous with the execution of this Agreement, Seller and Purchaser shall enter into a R&D Services Agreement, in a form substantially similar to the agreement attached hereto as Exhibit B, which sets forth the terms and conditions upon which Seller will provide the Services to Purchaser, including the implementation and performance of a Non-Clinical and Clinical Development Scope of Work (the “Non-Clinical and Clinical Development SOW”).
5.2Project Representatives; Development Committee

(a)Project Representatives. Within [*****] calendar days of the Signing Date, each Party shall appoint a project representative (each a “Project Representative”) who will have primary responsibility for day-to-day interactions with the other Party’s Project Representative concerning the Services. Unless otherwise mutually agreed by the Parties in writing, all communications between the Parties regarding the activities of the Parties in connection with this Agreement shall be addressed to, placed in copy, or routed directly through (as appropriate) the respective Project Representatives of each Party. If either Party changes its appointed Project Representative it will promptly notify the other Party in writing.

(b)Development Committee. Upon execution of this Agreement, the Parties shall establish a development committee (the “Development Committee”) comprised of representatives of each Party, which will consist of Project Representatives and other functional leaders with experience in the development and manufacturing of small molecule products. The Development Committee shall be responsible for overseeing and directing the Parties’ interaction and performance of their respective obligations under this Agreement and the Non-Clinical and Clinical Development SOW. [*****]. The Development Committee shall meet as often as necessary at mutually acceptable times and locations but at least on a [*****] basis. Such meetings may be in person or by telephone as agreed by the Development Committee. The Development Committee is not empowered to amend the terms of this Agreement, cause a Party to make financial commitments or take on additional obligations over its objection, or to expand its scope of authority or to determine any issue before the Development Committee in a manner that would conflict with the express terms and conditions of this Agreement.

SECTION 6.INDEMNIFICATION

6.1Indemnification by Seller. Subject to the other provisions of this Section 6, following the Closing, Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, agents, representatives, successors, permitted assignees and employees (collectively, the “Purchaser Indemnitees”) from and against any and all Damages incurred as a result of or arising out of any claim, suit, action, demand or other proceeding made or brought against one (1) or more Purchaser Indemnitees to the extent resulting from: :
(a)any Excluded Liabilities or Excluded Assets;
(b)any Taxes for which Seller is responsible pursuant to Section 4.3;
(c)any Lien (other than Permitted Liens) placed on any Purchased Assets prior to the Closing Date and not released on or before the Closing Date;
(d)any claim by any creditor of Seller or any Affiliate of Seller, including that approval by such creditor or other creditors of Seller or any Affiliate was required for the Transactions and not obtained;
(e)any claim by a current or former employee of Seller or Affiliate of Seller relating to Seller’s actions, inactions or omissions in connection with the Purchased Assets or Exploitation thereof prior to the Closing Date;
(f)any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement; and/or
(g)any breach or nonfulfillment by Seller of any of its covenants, obligations or agreements contained in this Agreement.

Provided that, Seller shall have no obligation to indemnify, defend or hold harmless any Purchaser Indemnitee to the extent any Damages are indemnifiable by Purchaser pursuant to Section 6.2.
6.2Indemnification by Purchaser. Subject to the other provisions of this Section 6, following the Closing, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, agents, representatives, permitted successors, permitted assignees and employees (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred as a result of or arising out of any claim, suit, action, demand or other proceeding made or brought against one (1) or more Seller Indemnitees to the extent resulting from:
(a)any Assumed Liabilities;
(b)any Lien (other than Permitted Liens) placed on any Purchased Assets after the Closing Date;
(c)any claim by a current or former employee of Purchaser or Affiliate of Purchaser relating to Purchaser’s actions, inactions or omissions in connection with the Purchased Assets or Exploitation thereof on or after the Closing Date;
(d)any Taxes for which Purchaser is responsible pursuant to Section 4.3;
(e)any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement; and/or
(f)any breach or nonfulfillment by Purchaser of any of its covenants, obligations or agreements contained in this Agreement.
Provided that, Purchaser shall have no obligation to indemnify, defend or hold harmless any Seller Indemnified Party to the extent any Damages are indemnifiable by Seller pursuant to Section 6.1.
6.3Third-Party Claims.
(a)In the event any Indemnified Party becomes aware of a Third-Party Claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that the Indemnified Party reasonably believes may give rise to the Indemnifying Party’s obligation to indemnify pursuant to either Section 6.1 or Section 6.2 (any such claim, a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such delay or failure.
(b)Within [*****] Business Days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third-Party Claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (i) a material portion of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder, (ii) at the time of assumption or thereafter, the Indemnifying Party fails to conduct the investigation, defense or prosecution actively and diligently, or (iii) such Third-Party Claim seeks non-monetary, equitable or injunctive relief against the Indemnified Party or alleges any violation of Law by the Indemnified Party; and in each such case ((i), (ii) or (iii)), the Indemnified Party may assume control of its defense.
(c)The Party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third-Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised, in writing, of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party, as reasonably requested by the Controlling Party, in the defense of such Third-Party Claim.
(d)The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if (i) such settlement or judgment (A) involves no admission of wrongdoing by the Indemnified Party, and (B) the sole relief provided is monetary Damages, and (ii) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates, directors, officers, employees and representatives from further liability. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit liability with respect to, or agree to any settlement of or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnifying Party shall not be required with respect to any such settlement or judgment if the Indemnified Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and that no Indemnified Party is entitled to indemnification under this Agreement in respect of such settlement or judgment. Furthermore, a Party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim and the existence of any Third-Party Claim shall not create a presumption of any breach by a Party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.
6.4Indemnification Not Involving Third-Party Claims.
(a)In order to seek indemnification under this Section 6.4(a) for a claim which does not involve a Third-Party Claim, the Indemnified Party shall with reasonable promptness deliver a written notice (an “Indemnification Demand”) to the Indemnifying Party which contains (i) a summary, in reasonable detail, of the facts and circumstances giving rise to such claim and the amount of Damages actually incurred and, to the extent the Damages have not yet been incurred, a good faith, non-binding estimate of the amount of Damages that are reasonably expected to be incurred (to the extent then known), and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 6.1 or Section 6.2 (as the case may be) for such Damages and a reasonable explanation of the basis therefor (to the extent then known).
(b)Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnifying Party shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within [*****] days following receipt by the Indemnifying Party of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice prior to the expiration of such [*****]-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 6, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 6.
(c)If the Indemnifying Party timely delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Indemnification Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth such resolution shall be prepared and signed by both Parties, and shall be binding and conclusive upon the Parties hereto.
(d)If no such resolution can be reached during the [*****]-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 45-day period (or such longer period as may be mutually agreed by the Parties in writing), the Indemnified Party shall be entitled to pursue all remedies available to it under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement).
6.5Limitations. Other than Seller’s indemnification obligations arising out of any Fraud by Seller, in no event shall Seller’s aggregate liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Section 6 exceed an amount equal to the portion of the (i) Purchase Price, (ii) Milestone Payments, and (iii) Royalty Payments actually received by Seller. The Parties acknowledge and agree that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances. Except for any Fraud with respect to this Agreement on the part of Seller, the indemnification provided hereunder shall be the sole and exclusive remedy with respect to Damages of any Purchaser Indemnitee. For purposes of this Section, the Shares received as part of any Milestone Payments shall be valued at the [*****].
6.6Survival and Expiration of Representations, Warranties and Covenants.

(a)The representations and warranties made by each of Seller and Purchaser in this Agreement shall survive the Closing and remain in full force and effect until the [*****]-year anniversary of the Closing Date (the “Expiration Date”); provided, however, that the Seller Fundamental Representations shall survive the Closing in accordance with their terms until the [*****] anniversary; provided, further, that for each claim hereunder regarding a representation, warranty, or covenant with respect to which a Claim Notice or an Indemnification Demand is given before the Expiration Date, such claim and associated representation and warranty and right to indemnification (including any right to pursue such indemnification hereunder) will not terminate, and shall survive until (but only for purposes of) the resolution and final determination of such claim covered by such Claim Notice or Indemnification Demand.
(b)Each covenant and agreement in this Agreement that by its nature is required to be performed in full before or after the Closing, and all associated rights to indemnification (including any right to pursue such indemnification hereunder), will survive the Closing and will continue in full force thereafter until the date is [*****] days past the expiration of the applicable statute of limitations period relating to such covenant or agreement. Any claims based on Fraud will survive the Closing indefinitely.
SECTION 7.CONFIDENTIALITY
7.1Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party of Confidential Information shall not, directly or indirectly, publish or otherwise disclose and shall not use for any purpose at any time any Confidential Information (whether or not such information is or was developed by any of them), except to the extent that such disclosure or use is directly related to and required by the performance of duties by the receiving Party to the other Party, or as required by applicable Law or as otherwise provided under Section 7.2. The Parties further agree to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Parties agree that Confidential Information is not deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components or combinations are now, or become, known to the public. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
(a)was already known to the receiving Party at the time of disclosure, other than breach of an obligation of confidentiality; provided that, to the extent that Seller is the receiving Party of Confidential Information after the Closing, this exception shall not apply to such Confidential Information known by Seller prior to the Closing;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
(d)was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
7.2Permitted Use and Disclosures. Notwithstanding Section 7.1 above, each receiving Party hereto may use or disclose Confidential Information to the extent such use or disclosure is reasonably necessary (a) in the exercise of its rights or performance of its obligations hereunder, or (b) in prosecuting or defending litigation, complying with applicable

Laws or otherwise submitting information to tax or other Governmental Bodies; provided that prior to any such disclosure of Confidential Information to a Third Party (other than a Governmental Body), such Third Party will be bound by confidentiality obligations at least as protective of the Confidential Information as the provisions under this Section 7. If a receiving Party is required by Law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party’s reasonable requests to preserve the confidentiality (whether through protective orders or otherwise) of such Confidential Information consistent with applicable Law and will disclose only the minimum necessary to comply with such law; provided that the confidentiality and non-use obligations applicable to such Confidential Information disclosed accordingly shall only become inapplicable for purposes of such legal disclosure.
7.3Nondisclosure of Terms. Each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that a Party may disclose the terms of this Agreement (a) to such Party’s employees and consultants who have a need to know and to investors, prospective investors, prospective acquirers, and professional advisers; provided further, that such employees and consultants, investors, prospective investors, prospective acquirers and professional advisers have agreed in writing to keep such information in confidence, or, in the case of professional advisers, are bound by ethical duties respecting such Confidential Information; and (b) to the extent required by Law. If a Party is required by Law to make any such disclosure, other than pursuant to a confidentiality agreement, to the extent legally permissible, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such law; provided that the confidentiality and non-use obligations applicable to such terms disclosed accordingly shall only become inapplicable for purposes of such legal disclosure.
7.4Public Announcements. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the Parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made by the Seller or any of its Affiliates relating to this Agreement or the Transactions unless specifically approved in writing in advance by the Purchaser; provided, however, that: (a) the Parties may jointly issue one or more press release(s) announcing the consummation of the Transactions; (b) the Purchaser may issue such press releases, public announcements or communications or make such SEC filings as it determines are reasonably necessary to comply with applicable Law (including disclosure requirements of the SEC) or with the requirements of any stock exchange on which securities issued by the Purchaser or its Affiliates are traded; and (c) the Purchaser may communicate with its investors regarding this Agreement and the Transactions contemplated hereby as may be required by applicable Law or its organizational documents.
7.5Prior Confidentiality Agreement. The Parties acknowledge that Purchaser and Seller have entered into the Confidentiality Agreement. The Parties agree this Agreement supersedes the terms and conditions of the Confidentiality Agreement with respect to information disclosed thereunder. All information exchanged between the Parties under the Confidentiality Agreement shall be deemed Confidential Information and shall be subject to the terms of this Section 7.
SECTION 8.MISCELLANEOUS PROVISIONS

8.1Force Majeure. Neither Party shall be liable for any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, embargo, work stoppage, power failures, failure of telephone lines and equipment, fire, flood, earthquake, epidemic, pandemic or disease outbreak (including the COVID-19 virus), unavailability of supplies, materials or transportation, or any applicable Law or decision, order or judgment of any Governmental Body), and in general any other cause or condition beyond its reasonable control which impair or prevent in whole or in part performance by such Party hereunder; provided, however, the payment of amounts due and owing hereunder shall not be excused or delayed. In the event that a Party is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 8.1, the affected Party shall, as promptly as reasonably practicable, give notice of the occurrence of such event to the other Party and shall use its commercially reasonable efforts to resume the performance at the earliest reasonably practicable date.
8.2Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.
8.3Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses as set forth in this Agreement.
8.4Waiver.
(a)No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
8.5Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Schedule and Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter, including the Confidentiality Agreement.
8.6Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
8.7Applicable Law; Mediation and Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [*****], regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All disputes arising or related to this Agreement must exclusively be resolved first by mediation with a mediator selected by the Parties. If such mediation fails, then any such dispute shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration proceeding commences, except that (a) the Federal Arbitration Act must govern construction and effect, (b) the locale of any arbitration must be in [*****], and (c) the arbitration must, with the award, provide written findings of fact and conclusions of law. Any Party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the selection of the arbitrator or the arbitrators’ determination of the merits of the controversy. An arbitration award may be entered in any court having jurisdiction.
8.8Assignability. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Purchaser without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect; provided, that (a) either Party may assign this Agreement or any such rights or obligations to an Affiliate without the prior written consent of the other Party, (b) either Party may assign this Agreement as a whole without the consent of the other Party to a successor in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, and (c) [*****]. For clarity, either Party may assign this Agreement or any rights or obligations hereunder to any other Persons with the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns.
8.9Third Party Beneficiaries. Except for the rights to indemnification provided for in Section 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.10Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) one Business Day after being sent by courier or express next-day delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Party):
if to Purchaser:
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):
Hogan Lovells US LLP
609 Main Street, Suite 4200
Houston, Texas 77002
Attention: [*****]
if to Seller:

DeuteRx, LLC
300 Brickstone Square, Suite 201
Andover, MA 01810
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [*****]
8.11Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party hereto. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the fullest extent possible.
8.12Specific Performance; Non-Exclusive Remedies. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, except as otherwise specified in this Agreement, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available.
8.13Fees and Expenses. Except as expressly set forth in the Transaction documents to the contrary, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
8.14Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

(c)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
(f)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
(g)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
8.15Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate sections corresponding to the subsections of the sections of this Agreement.
(a)The subject matter contained in the subsections of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection in which such subject matter appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such subject matter.
(b)No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement.
(c)The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

* * * * *
[Signature Page Follows]

Exhibit 10.1

***Certain identified information has been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission because it is both (i) not material to investors and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[*****]”) in this exhibit***

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the date first above written.
DEUTERX, LLC
By: /s/ Sheila DeWitt, PhD
Name:     Sheila DeWitt, PhD
Title:     President & CEO
SALARIUS PHARMACEUTICALS, INC.
By: /s/ David Arthur
Name: David Arthur
Title: President & CEO

1

EXHIBIT A
GLOSSARY OF TERMS
For purposes of this Agreement (including this Exhibit A):
“[*****]” means [*****].
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity, voting securities, beneficial interest, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Ancillary Agreements” means, collectively, the R&D Services Agreement in the form attached hereto as Exhibit B; the Patent Assignment Agreement in the form attached hereto as Exhibit C; the Share Issuance Agreement in the form attached hereto as Exhibit D; and the Bill of Sale in the form attached hereto as Exhibit E.
“Assumed Liabilities” has the meaning set forth in Section 1.4.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4.
“Blocking Third Party IP” means, with respect to a Product, any Patent, trade secret or other intellectual property right owned or controlled by a Third Party that Purchaser reasonably and in good faith determines, in the absence of a license thereunder, would be infringed or misappropriated by the making, using, selling, offering for sale, or importation of such Compound contained in such Product in a country, excluding any Patent, trade secret or other intellectual property right licensed by Purchaser as of the Effective Date.
“Blocking Third Party IP Costs” means, with respect to a Product, any royalties and milestone payments that are solely and directly attributable to the Exploitation of such Product (i.e., royalties based solely on sales of such Product or milestone payments based solely on achievement of a corresponding milestone event by such Product) and paid by Purchaser to a Third Party that owns or controls Blocking Third Party IP for the license of rights to such Blocking Third Party IP.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas.
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter shall commence on the Closing Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Closing Date.
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Closing Date and end on December 31, 2022.
“Claim Notice” has the meaning set forth in Section 6.3.

“Clinical Trial” means a controlled study in humans of the safety or efficacy of a product, and includes, without limitation, such clinical trials as are designed to support expanded labeling or to satisfy the requirements of a Regulatory Authority in connection with any product approval and any other human study used in the research and development of a product. Clinical Trials include Phase I Clinical Trials, Phase Ib/II Clinical Trials, Phase II Clinical Trials, and Phase III Clinical Trials.
“Closing” has the meaning set forth in Section 1.6.
“Closing Date” has the meaning set forth in Section 1.6.
“Combination Product” means a Product that is sold in a finished dosage form containing a Compound in combination with one or more active pharmaceutical ingredient(s) that is not a Compound.
“Commercially Reasonable Efforts” means, with respect to Purchaser’s efforts to develop, commercialize and otherwise Exploit the Compound and Products, the level of effort, expertise and resources that a similarly situated company would typically devote to its own product candidates and products of similar market potential and at a similar stage in development or product lifecycle, taking into account safety and efficacy, competitiveness of the marketplace, likelihood of Marketing Approval, and other technical, legal and scientific considerations, but excluding the requirement to pay the Purchase Price hereunder.
“Composition of Matter” means [*****].

“Compound” means: [*****].
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Purchased Assets, the Compound, the Products and any obligations under this Agreement, and includes the following, including in each case, to the extent either of the Parties obtains a commercial benefit from the secret nature of such information and such information relates to the Purchased Assets, the Compound or the Products, the Progress Reports, internal business information (including information relating to plans for studies and trials, strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports.
“Confidentiality Agreement” means that that certain Mutual Confidential Disclosure Agreement by and between Purchaser and Seller dated [*****].
“Controlling Party” has the meaning set forth in Section 6.3(c).
“COGS” means, with respect to a Product and without duplication, the aggregate of internal and external costs of Purchaser or its Affiliates to manufacture, formulate and supply such Product, calculated as follows: (a) to the extent that Purchaser or its Affiliate performs all or any part of the manufacturing, formulating or supplying of such Product, the direct material costs, direct labor costs, storage, packaging and shipping, plus manufacturing overhead reasonably allocable to such manufacturing or supplying of such Product (which may include facilities’ start-up costs, the costs of audits, insurance, and manufacturing administrative and facilities costs, in each case as allocable to such Product, including allocable depreciation and repairs and maintenance of existing capital assets and new capital assets), all determined in accordance with GAAP; provided that, COGS calculated in accordance with this clause (a) will not include (i) any allocation of idle capacity, (ii) margin or mark-up (including any margin or mark-up for inter-company supply or intra-company transfer pricing), (iii) overhead, equipment or facilities costs for unutilized, vacant or dormant facilities or equipment; (iv) manufacturing variances allocable to other products; or (v) intellectual property acquisition or licensing costs; and (b) to the extent that manufacturing, formulating or supplying of such Product is performed by a Third Party, the out-of-pocket expenses paid by Purchaser or its Affiliate to such Third Party for such manufacturing, formulating or supplying activities (including, solely to the extent included in the fees charged by and paid to such Third Party, direct raw materials, rent for fermentors and other capital assets, repairs and maintenance of capital assets, costs for unsuccessful or low yielding production runs, production runs for inventory build-up, and excess capacity due to inaccurate forecasting by customers), and the reasonably allocated direct labor costs and other direct costs and overhead costs incurred by Purchaser or its Affiliate in managing and overseeing the Third Party relationship, determined in accordance with GAAP.
“Copyrights” means all rights in U.S. and foreign copyrights (whether registered or unregistered), including all rights to apply for, applications to register, and registrations of any of the foregoing.
“Damages” means losses, costs, taxes, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred or properly paid by an Indemnified Party; provided, however, that (a) “Damages” shall not include any lost profits, consequential/special or punitive damages (in each case, except to the extent awarded by a court of competent jurisdiction paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim); and (b) for purposes of calculating the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such Person in collecting such amounts).
“Development Committee” has the meaning set forth in Section 5.2(b).
“Disclosure Schedule” means the disclosure schedule that has been prepared by Seller and delivered to Purchaser on the date of this Agreement.
“DRX-164” means [*****]:
[*****]
“EMA” means the European Medicines Agency or any successor agency thereto.
“Europe” for purposes of Section 1.8 (Milestone Payments), means [*****] of the following [*****] countries: [*****].
“Excluded Assets” has the meaning set forth in Section 1.3.
“Existing Product(s)” has the meaning set forth in the Recitals of this Agreement.

“Exploit” (or “Exploitation”) means to make, have made, import, export, use, sell, have sold, offer for sale, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, create derivative works of, conduct regulatory or legal activities with respect to, or otherwise dispose of.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.
“First Commercial Sale” means, with respect to a Product in a country or other regulatory jurisdiction, the first sale of such Product after Marketing Approval for end use or consumption resulting in Net Sales in such country or jurisdiction.
“Fraud” means an act in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce him, her or it to enter into this Agreement and requires (a) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance.
“Future Products” means any products that are generated from or related to the Purchased Assets (excluding Existing Products) or from any Future Products New IP.
“Future Products New IP” means any new Intellectual Property invented under the R&D Services Agreement or other similar agreements with the personnel of the Seller by Seller alone, by Seller and a third party, or by Seller and Purchaser together. It does not include any Intellectual Property developed by Purchaser alone or by Purchaser with a Third Party.
“GAAP” shall mean generally accepted accounting principles and other standards as promulgated by the American Institute of Certified Public Accountants.
“Governmental Body” means any national, federal, regional, state, provincial, local, foreign, or other governmental authority or instrumentality, legislative body, court, registrar (such as the United States Patent and Trademark Office or any equivalent or comparable agency in a country outside the United States), administrative agency, regulatory body or commission, including any multinational authority having governmental powers.
“Indemnification Demand” has the meaning set forth in Section 6.4(a).
“Indemnification Dispute Notice” has the meaning set forth in Section 6.4(b).
“Indemnified Party” means the Person entitled to indemnification under Section 6.
“Indemnifying Party” means the Party obligated to indemnify the Indemnified Party under Section 6.
“Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

“Intellectual Property” or “IP” means all intellectual property and proprietary rights that relate to the Products, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, Patent applications, and Patent and Invention Disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, domain names, and business and product names, and all applications and registrations therefor, and all extensions and renewals thereof, and all goodwill of the business connected with the use of and symbolized by the foregoing, (iii) all copyrights and copyrightable works, all mask works, industrial designs, and protectible designs, and all applications and registrations therefor, and all extensions and renewals thereof, (iv) all trade secrets and confidential business information (including research and development, Know-How, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), (v) all software, and all electronic data, databases and data collections, and (vi) all rights to use all of the foregoing and all other rights in, to, and under the foregoing.
“Invention Disclosures” includes, but is not limited to, all disclosures that may lead to a potential Patent application, whether oral or written, that relate to any formulation, dosage form (including any solid dosage form, polymorph, enantiomer, diastereomer, etc.) or any method of use of the Products, including its combination(s) with other active ingredients.
“Knowledge” when references are made in this Agreement of information being “to the knowledge of the Seller”; or similar language, such knowledge shall refer to the knowledge of the officers of Seller. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter; or (c) a reasonably prudent individual would have conducted a reasonably comprehensive investigation and as a result thereof would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting such an investigation concerning the existence of such fact or other matter.
“Know-How” means non-public knowledge, scientific information, formulae, processes, plans, technical information, new product information, test procedures, experience, data, technology, design information, Trade Secrets, and other information and knowledge, regardless of whether patentable or patented or not. The fact that a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation, from being Know-How.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liability” or “Liabilities” means any and all debts, liabilities, costs, Taxes, guarantees, commitments, assessments, expenses, claims, losses, Damages, deficiencies, responsibilities,

duties, burdens and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Lien” or “Liens” means any security interest, pledge, license, encumbrance, bailment (in the nature of a pledge or for purposes of security), hypothecation, mortgage, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, payment obligation, or other similar arrangement or interest in real or personal property or other property, including intellectual property, whether recorded or not. For clarity, the obligation to pay royalty
“Marketing Approval” means, with respect to any Product in a country or regulatory jurisdiction, the approval by the applicable Regulatory Authority in such country or jurisdiction of an NDA for such Product in such country or jurisdiction.
“Material Adverse Effect” means an event, development, change, circumstance or effect that, taken as a whole, has had or would reasonably be expected to have a material and adverse effect on the Purchased Assets or the Assumed Liabilities; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: any change, circumstance, event or effect resulting directly or indirectly from (i) general business or economic conditions, (ii) conditions generally affecting the healthcare or pharmaceutical industry, (iii) the announcement, execution or delivery of this Agreement or the pendency or consummation of the Transactions, including (i) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Seller and (ii) the initiation of litigation or other administrative Legal Proceedings by any Person with respect to this Agreement or any of the Transactions contemplated hereby, (iv) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, (v) general political conditions, including any outbreak, engagement, or escalation of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Body associated with additional security, (vi) any epidemic, pandemic, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event including any action taken, omitted to be taken, or changes resulting from or arising out of any international, national, or regional calamity or global health conditions, (vii) any consequences arising from any action by a Party expressly required or expressly permitted by this Agreement; or (viii) any breach by Purchaser of its obligations under this Agreement.
“MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor agency thereto.
“Milestone Event” has the meaning set forth in Section 1.8(a).
“Milestone Payment” or “Milestone Payments” has the meaning set forth in Section 1.8(a).
“NDA” means (a) in the United States, a New Drug Application (as described in 21 CFR §314.50 et seq. or its successor regulation) filed with the FDA, or (b) in any other country or regulatory jurisdiction, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries, including a marketing authorization application filed with the EMA pursuant to the centralized EMA filing procedure and a New Drug Application (NDA) filed with the MHLW.

“Net Sales” means, as determined in accordance with GAAP, with respect to any Product, the gross amount invoiced for sales of such Product by Purchaser, its Affiliates, licensees and other Permitted Selling Parties to Third Parties less the following deductions, in each case to the extent attributable to such Product and reasonable and customary, actually incurred, allowed and taken, paid, and not recovered:
(a)trade, cash and quantity discounts actually given with respect to sales of the Product and credits, price adjustments or allowances actually granted customers, including for damaged Products, returns or rejections of Products, recalls, or billing errors;
(b)commercial rebates, chargebacks, allowances and reimbursements (and equivalents of any of the foregoing) actually accrued and allocated or allowed to wholesalers, managed health care organizations and other Third Party payors, pharmacy benefit management organizations (or equivalents thereof), or trade customers, including but not limited to chargeback payments and rebates for the Product granted to group purchasing organizations, or federal, state/provincial, local and other governments;
(c)freight, insurance, shipping and other transportation charges related to the sale of the Product separately stated on the invoice to the Third Party;
(d)sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges related to the sale of the Product, measured by the invoice amount, to the extent not reimbursed by a non-related party;
(e)compulsory payments and cash rebates related to the sales of Products actually made and given to a governmental authority pursuant to government regulations by reason of any national or local health insurance program or similar program; and
(f)distributors’ and inventory management fees in connection with the sale and distribution of Product to the extent allocable to Product.
(g)amounts written off for uncollectible debt; provided that, the Selling Party shall use commercially reasonable efforts to collect such debt; and provided that if such debts are subsequently collected they shall be included in Net Sales when collected.
For clarity, only items in (a)-(g) above that are deducted from the Permitted Selling Party’s gross invoiced amount for sales of Product in accordance with GAAP, applied on a consistent basis, will be deducted from such gross invoiced amount for purposes of the calculation of Net Sales. For purposes of determining Net Sales, a Product shall be deemed sold as of the date invoiced and a “sale” shall not include transfers or dispositions of Product for pre-clinical, clinical, research or testing purposes, under named patient use, compassionate use, patient assistance, or test marketing programs, in each case at or under COGS. Sales of Products between Permitted Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of Products by such Permitted Selling Parties to a Third Party (other than another Permitted Selling Party) shall be included in Net Sales. In the event of any sale or other disposition of a Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold at the average invoice price of such Product in bona fide arm’s-length transactions (as determined based on the invoiced prices of such Product when sold alone in a transaction, and not with other products) during the applicable reporting period in the country in which such sale or other disposition occurred.
In the event that a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such

Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Compound(s) as such Combination Product as its sole active ingredient, if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country; provided that the invoice price in a country for each Product that contains only the Compound(s) and the invoice price for each product that contains solely active ingredient(s) other than the Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency. If either the Product that contains the Compound(s) as its sole active ingredient or a product that contains an active ingredient (other than the Compound(s)) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith the Net Sales in such country.
“New Milestone IP” means [*****].
“Non-Clinical and Clinical Development SOW” has the meaning set forth in Section 5.1.
“Non-Controlling Party” has the meaning set forth in Section 6.3(c).
“Patents” means all rights in U.S. and foreign patents and patent applications (including provisional applications) filed or not yet filed and Invention Disclosures, and including, without limitation, all divisionals, utility patents, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, and foreign counterparts of any of the foregoing.
“Permitted Liens” means (a) Liens to be released prior to the Closing Date; (b) statutory liens for taxes, assessments or other statutory or governmental charges not yet due and payable; and (c) Liens for immaterial amounts which in the aggregate, do not, and would not if one or more such Liens were enforced, detract from the value of the Purchased Assets or impair the use of the Purchased Assets.
“Permitted Selling Party” means Purchaser and any of its Affiliates and any assignee, licensee or sublicensee of any rights in or to the Products or any other Purchased Assets; provided that any such assignee, licensee or sublicensee shall expressly acknowledge and agree in writing that it accepts all of the duties and obligations applicable to Purchaser in this Agreement and provided further that Purchaser shall in all events continue to be liable for and responsible to Seller for all of such duties and obligations notwithstanding such assignment, license or sublicense.
“Person” means any individual, Governmental Body, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Phase I Clinical Trial” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation) or any equivalent law, rule or regulation outside the United States.
“Phase II or Phase Ib/II Clinical Trial” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation) or any equivalent law, rule or regulation outside the United States.

“Phase III Clinical Trial” means a human clinical trial in any country of the type described in or generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or any equivalent law, rule or regulation outside the United States.
“Pivotal Trial” means a Clinical Trial seeking to demonstrate the efficacy of a new drug in order to obtain its Marketing Approval by the Regulatory Authorities.
“Product” or “Products” means both the Existing Products and Future Products, including product(s), in any formulation, salt form, dosage form, presentation or package configuration, containing any Compound, whether or not as the sole active ingredient and whether or not co-formulated, co-packaged or marketed or sold together with any other compound, product or device, whereby the Product, but for this Agreement, would infringe a Valid Claim of the Transferred IP or [*****].
“Project Representative” has the meaning set forth in Section 5.2.
“Purchase Price” has the meaning set forth in Section 1.7.
“Purchased Assets” has the meaning set forth in Section 1.2.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnitee” has the meaning set forth in Section 6.1.
“R&D Services Agreement” has the meaning set forth in the Recitals of this Agreement.
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body involved in regulating pharmaceutical products in such country or regulatory jurisdiction, including the FDA, EMA and MHLW.
“Regulatory Documents” means any and all of the following related exclusively to the Compound or Product: (i) applications, registrations, licenses, authorizations and approvals, including non-clinical and clinical study authorization applications or notifications (including all INDs, NDAs, and amendments and supplements to any of the foregoing and all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or any other Governmental Body with a view to obtaining any Marketing Approval; and (ii) substantive correspondence to or with the FDA, any other Regulatory Authority or any other Governmental Body.
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to a Product, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.
“Royalty Payment” or “Royalty Payments” has the meaning set forth in Section 1.9(a).
“Royalty Term” has the meaning set forth in Section 1.9(b).
“Securities Laws” means, collectively, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market.

“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Representative” has the meaning set forth in Section 2.5(j)(iv).
“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 2.2 (Ownership; Liens; Liabilities; Encumbrances) and 2.5 (Intellectual Property).
“Signing Date” has the meaning set forth in the preamble.
“Tax” means any assessment of any kind or nature imposed by any Governmental Body, any duties including customs duties, any federal, state, local or non-U.S. income, gross receipts, business and occupancy, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, unclaimed property, escheatment, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes or similar assessments, charges or fees, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, deficiency or addition thereto.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of taxes of any party or the administration of any laws, regulations or administrative requirements relating to any taxes.
“Third Party” means, with respect to any Party, any Person other than such Party or an Affiliate of such Party.
“Third-Party Claim” has the meaning set forth in Section 6.3(a).
“Trade Secrets” means all rights in U.S. and foreign trade secrets and other confidential information that derives independent economic value, actual or potential, from not being generally known to, and not readily ascertainable without improper means by, other parties, in any format, whether tangible or intangible, which in each case is the subject of reasonable efforts to maintain its confidentiality. Trade Secrets include all rights in such confidential information that is contained in non-public and unregistered or unpublished Patents and Copyrights.
“Transactions” has the meaning set forth in the Recitals of this Agreement.
“Transfer Taxes” has the meaning set forth in Section 4.10.
“Transferred IP” means, collectively, the Transferred Patents and Transferred Know-How.
“Transferred Know-How” means Know-How in written (including electronic) form that is owned by Seller and specific to the Compound or Existing Products.
“Transferred Materials” means (i) tangible materials or reagents related solely to the Products, (ii) inventory of the Compounds and Products, and (iii) reference standards of the Compounds and Products, in each case, ((i) through (iii)).
“Transferred Patents” means the Patents set forth on Exhibit F attached hereto. For clarity, Transferred Patents include the Patents, Patent applications, and Invention Disclosures that are specific to the Products, and all Patents arising from, issuing on or connected with the Patents and Patent applications set forth on Exhibit F, whether disclosed by Seller or not.
“Transferred Records” means the following information and data related exclusively to the Compounds or Product(s): (i) Regulatory Documents, (ii) pre-clinical and clinical development protocols, test documentation, databases and reports, (iii) development technical reports, (iv) toxicology data and reports, (v) development history reports, and (vi) chemistry, manufacturing and controls (CMC) reports, in each case, ((i) through (vi)).
“Valid Claim” means (a) any claim in an unexpired and issued patent included within the Transferred Patents that has not been held unenforceable or invalid by a decision of a court or other governmental agency of a competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) any claim of a pending patent application included within the Transferred Patents that has not been abandoned, cancelled, finally rejected or expired without the possibility of appeal or re-filing.

EXHIBIT B
FORM OF RESEARCH AND DEVELOPMENT SERVICES AGREEMENT
This Research and Development Services Agreement (this “R&D Services Agreement”) is entered into as of January 12, 2022 (the “Effective Date”) by and between Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and DeuteRx, LLC, a Delaware limited liability company (“Consultant”). Consultant and Company are sometimes referred to herein, individually, as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, contemporaneous with the execution of this R&D Services Agreement, the Parties have entered into an Acquisition and Strategic Collaboration Agreement (the “ASCA”) whereby Consultant has sold, and the Company has acquired, all of Consultant’s rights, title, and interest in and to the Existing Products (as defined in the ASCA) and the Purchased Assets (as defined in the ASCA); and
WHEREAS, in connection with the ASCA, the Company also desires to engage Consultant, and Consultant desires to provide research and development services to the Company pursuant to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    R&D Services; Staff; Compensation.

(a)    Consulting Services. During the Term, Consultant will provide the Company with research and development services, which will include, among other things, (i) the research and development of the Existing Products (as defined in the ASCA) and the Future Products (as defined in the ASCA) (collectively, the “Products”), including, but not limited to, nonclinical and clinical development, manufacturing, and commercialization of the Products and the performance of other regulatory, clinical operations, pharmacovigilance, medical monitoring and planning (together, the “Services”). The Services to be performed by Consultant shall be described in the Non-Clinical and Clinical Development SOW (as defined in the ASCA) attached hereto as Exhibit A. All Services will be performed and completed in a competent fashion in accordance with applicable industry and Company’s standards, and all Services are subject to final approval by a Representative (as defined below) of Company prior to payment.
(b)    Staff. Unless otherwise agreed by the Parties, Consultant agrees that the Services will solely be performed by [*****]. Consultant will not have any authority to obligate the Company in any way absent specific direction and approval to do so from the Company or any of its authorized Representatives (as defined below).

(c)    Compensation. In exchange for the Services, the Company will pay Consultant the fees, other compensation and certain related expenses also described in Exhibit A (Non-Clinical and Clinical Development SOW). Upon the termination of this R&D Services Agreement in accordance with Section 6 (Termination of R&D Services Agreement; Survival), the Company shall have no obligation to pay fees, commissions, or any other amounts under this R&D Services Agreement for Services or expenses with respect to any period on or after the date of such termination.

2.    Term. Unless earlier terminated as provided for in Section 6 (Termination of R&D Services Agreement; Survival), this R&D Services Agreement is effective as of the Effective Date until the completion of the Services (the “Term”).

3.     Confidentiality; Proprietary Agreement.

(a)    Confidentiality Agreement. Section 7 (Confidentiality) of the ASCA remains in full force and effect and all information and materials disclosed by the Company prior to, or as of, the Effective Date under Section 7 (Confidentiality) of the ASCA and/or during the Term, to the extent meeting the requirements of the definition of Confidential Information thereunder, shall be protected as Confidential Information under this R&D Services Agreement.
(b)    Inventions Assignment Agreement. Prior to any effectiveness of this R&D Services Agreement, Consultant shall execute and deliver to the Company a copy of the Inventions Assignment and Non-Compete Agreement (the “Inventions Assignment Agreement”) in the form attached hereto as Exhibit B.
4.    Conflicting Obligations.

(a)    Conflicts. Consultant certifies that neither it nor any of its directors, officers, employees, consultants, advisors, agents, or representatives (“Representatives”) has any outstanding agreement or obligation that is in conflict with any of the provisions of this R&D Services Agreement or that would preclude it or any of its Representatives from complying with the provisions of this R&D Services Agreement or any agreements provided for herein. Consultant agrees that neither it nor any of its Representatives will enter into any such conflicting agreement during the Term. Consultant’s or any of its Representatives’ violation of this Section 4(a) will be considered a material breach under Section 6(b)(ii).

(b)    Substantially Similar Products. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant will not, without the Company’s prior written approval, design, or assist others in the design of, identical or substantially similar Products (as defined in the ASCA), Compounds (as defined in the ASCA), and/or drug candidates ([*****]) as those developed under this R&D Services Agreement for any third party during the Term and after the termination of this R&D Services Agreement. Consultant acknowledges that the obligations in this Section 4(b) are ancillary to its obligations under Exhibit B (Inventions Assignment Agreement).

(c)    Separation. The Company acknowledges that Consultant may be engaged in consulting services with other entities and that the Consultant may be subject to certain confidentiality agreements with other entities. Consultant shall be solely responsible for ensuring its compliance with those agreements and any other limitations that may be imposed on Consultant. Consultant shall use its best efforts to minimize or avoid any questions of disclosure of, or rights under, any inventions made by Consultant in providing the Services to the Company (and to assist the Company and Consultant’s other clients in fairly resolving any questions which may arise). All Services and related documentation in connection with this R&D Services Agreement shall be kept completely separate from Consultant’s other consulting activities and its employees and consultants (other than any employee or consultant who will assist Consultant in providing the Services under this agreement) in order to avoid any preemptions or overlap of other rights or obligations of the Consultant.

5.    Reports. Consultant will, from time to time during the Term, keep the Company advised as to the Services under this R&D Services Agreement. In addition, Consultant will, as requested by the Company, prepare written reports with respect to such progress. The time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.    Termination of R&D Services Agreement; Survival

(a)    Termination by Company. Company shall have the right to terminate this R&D Services Agreement (or the Non-Clinical and Clinical Development Plan) in the event of any of the following:
(i)    For convenience upon a sixty (60) days’ prior written notice to Consultant; or
(ii)    The Product or Products are determined by Company or a regulatory authority to have material safety risks or sufficient questions regarding efficacy or substantial manufacturing concerns, in each case leading to the cessation or termination of development, manufacture or commercialization of, or seeking regulatory approval for, the Products.
(b)    Mutual Termination. Either Party hereto shall have the right to terminate this R&D Services Agreement by giving the other Party written notice in the event of any of the following:
(i)    The bankruptcy or insolvency of the other Party; or
(ii)    If the other Party is in material breach of this R&D Services Agreement, provided that if the breach is capable of cure (1) the non-breaching Party shall first provide [*****] days’ prior written notice and an opportunity to cure to the breaching Party, and (2) in the event the breach is not cured within such [*****]-day period, the breaching Party has not diligently pursued an acceptable cure and provided a reasonable plan of proposed actions and schedule for completing such cure outside the [*****]-day period that the non-breaching Party agrees, in its sole discretion, is reasonably likely to allow for cure in a sufficient and timely enough manner; or
(iii)    The other Party is suspended or debarred by FDA or the United States government.
(c)    Survival. Upon termination or expiration of this R&D Services Agreement, all rights and duties of the Company and Consultant toward each other shall cease; provided that the following shall survive the termination or expiration of this R&D Services Agreement:
(i)    The Company will pay, within [*****] days after the effective date of such termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Exhibit A (Non-Clinical and Clinical Development SOW);
(ii)    Consultant will promptly deliver to the Company any and all documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, other property, or reproductions of any aforementioned items developed by Consultant pursuant to this Consultant Agreement or otherwise belonging to the Company, its successors or assigns; provided that Consultant shall be entitled to keep one (1) archival copy of such materials for purposes of demonstrating compliance with the terms of this R&D Services Agreement and provided further that Consultant’s obligation to return such materials does not apply to such materials stored in routine system backups, provided further that (1) such backups are not readily accessible to users, and (2) any such retained information will be subject to the confidentiality obligations of this R&D Services Agreement for so long as such Confidential Information is retained and will be destroyed by Consultant in the ordinary course per its usual business practices or policies; and
(iii)    Section 3 (Confidentiality Agreement; Inventions Assignment Agreement), Section 4 (Conflicting Obligations), Section 6(c) (Survival), Section 7 (Independent Contractor; No Benefits), Section 8 (Miscellaneous), and Exhibit B (Inventions Assignment Agreement) will survive termination of this R&D Services Agreement.
7.     Independent Contractor; No Benefits
(a)    Independent Contractor. It is the express intention of the Company and Consultant that Consultant provides the Services as an independent contractor to the Company. Nothing in this R&D Services Agreement shall in any way be construed to deem Consultant and/or any of its Representatives as an agent, employee or representative of the Company during the Term. Without limiting the generality of the foregoing, during the Term, neither Consultant nor any of its Representatives are authorized to bind the Company to any liability or obligation or to represent that it has any such authority, except where expressly delegated in writing by the Company’s authorized Representatives. Consultant is obligated to report as income all fees and other compensation received pursuant to under this R&D Services Agreement in compliance with applicable laws. Further, to the extent applicable, Consultant acknowledges its obligation to pay all, as the case may be, self-employment and other taxes on such income.
(b)    No Benefits. During the Term, neither Consultant nor any of its Representatives will receive Company-sponsored benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. If Consultant or any of its Representatives were to be reclassified by a state or federal agency or court as Company’s employee under applicable law or otherwise with respect to the provision of Services hereunder, neither Consultant nor any of its Representatives will be eligible to receive any employee benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs in effect at the time of such reclassification, Consultant or any of its Representatives would otherwise be eligible for such benefits.
(c)    Taxes; Workers’ Compensation and Other Benefits. The Company will not withhold any taxes from payments made to Consultant related to the Services and will only report its gross fees or other compensation related to the Services to the extent required by law. To the extent applicable, Consultant is also solely responsible for the payment of all federal, state, local, or other applicable taxes, income or otherwise, incurred or due as a result of the receipt of gross fees or other compensation for the Services hereunder, and Consultant will file, on a timely basis, all tax returns required to be filed by any federal, state, or local tax authority with respect to the receipt of gross fees or other compensation for the Services hereunder. Consultant shall make such payments referred to in this paragraph as required by law.
8.    Miscellaneous
(a)    Applicable Law; Mediation and Arbitration. Section 8.7 (Applicable Law; Mediation and Arbitration) of the ASCA is hereby incorporated by reference as if fully stated herein.

(b)    Assignability. Consultant shall not sell, assign or delegate any rights or obligations under this R&D Services Agreement without the previous written consent of the Company. This Agreement may be assigned by the Company to any Affiliate or, in connection with a merger, consolidation, or sale of all or substantially all of the assets to which this R&D Services Agreement relates. Any assignment not in compliance with this R&D Services Agreement will be null, void and of no effect. This R&D Services Agreement will be binding upon and inure to the benefit of each Party’s permitted assigns and successors-in-interest. No assignment will relieve either Party of the performance of any accrued obligation that such Party may then have under this R&D Services Agreement.
(c)    Amendment. This R&D Services Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.
(d)    Entire Agreement. This R&D Services Agreement and the Exhibits constitute the entire agreement between the Parties with respect to the subject matter of this R&D Services Agreement and supersedes all prior written and oral agreements between the Parties regarding the subject matter of this R&D Services Agreement. In the event that any such agreements or understandings exist, and it is determined that its terms are in conflict with this R&D Services Agreement, the terms of this R&D Services Agreement will prevail.
(e)    Headings. Headings are used in this R&D Services Agreement for reference only and shall not be considered when interpreting this R&D Services Agreement.
(f)    Notices. Any notice or other communication required or permitted to be delivered to any Party under this R&D Services Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) one business day after being sent by courier or express next-day delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Party):
if to Company:

Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):
Hogan Lovells US LLP
609 Main Street, Suite 4200
Houston, Texas 77002
Attention: [*****]

if to Consultant:

DeuteRx, LLC
300 Brickstone Square, Suite 201
Andover, MA 01810
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [*****]

(g)    Severability. If any term or other provision of this R&D Services Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this R&D Services Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this R&D Services Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Services are performed to the fullest extent possible.
(h)    Incorporation of Exhibits. The exhibits attached hereto and referred to herein are hereby incorporated by reference herein and made part of this R&D Services Agreement for all purposes as if fully set forth herein. In the event of a conflict between the terms contained in any Exhibit and this R&D Services Agreement, the terms of this R&D Services Agreement shall control, unless specifically agreed upon to the contrary in the relevant Exhibit.
(i)    Counterparts; Electronic Copies of Signatures and Original Agreement. This R&D Services Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this R&D Services Agreement.
(j)    Expenses of Agreement. Each Party shall bear its own attorneys’ fees and costs with respect to the negotiation of this R&D Services Agreement.
IN WITNESS WHEREOF, the Parties have caused this R&D Services Agreement to be executed as of the Effective Date.
DEUTERX, LLC
By:

Name:     Sheila DeWitt, PhD

Title:     President & CEO

SALARIUS PHARMACEUTICALS, INC.
By:

Name: ___________________________________

Title: ____________________________________

EXHIBIT A
NON-CLINICAL & CLINICAL DEVELOPMENT STATEMENT OF WORK

[*****]

[*****]

Salarius Pharmaceuticals, Inc.    DeuteRx, LLC

By: ___________________________    By: _____________________________

Name: _________________________    Name:     Sheila DeWitt, PhD

Title: __________________________    Title:     President & CEO

EXHIBIT B
INVENTIONS ASSIGNMENT AND NON-COMPETE AGREEMENT
THIS INVENTIONS ASSIGNMENT AND NON-COMPETE AGREEMENT (the “Inventions Assignment Agreement”) is entered into as of the Effective Date (as defined in the R&D Services Agreement) in accordance with Section 3(b) of the R&D Services Agreement. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the R&D Services Agreement and in the ASCA. In consideration of Consultant’s engagement in any capacity with the Company and Consultant’s receipt of the compensation now and hereafter paid to Consultant by the Company, Consultant will execute this Agreement, and agree to the following:

ARTICLE I
INVENTIONS
Section 1.1    Assignment of Inventions. Consultant agrees that it and its Affiliates (as defined in the ASCA) and their stockholders, members, managers, directors, officers, employees, consultants, advisors or other agents (the “Representatives”) will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of its right, title, and interest in and to any and all inventions, original works of authorship, writings, developments, concepts, improvements, designs, discoveries, ideas, processes, formulas, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, made or conceived or reduced to practice or learned by Consultant’s Representatives, either alone or jointly with others, during the Term (as defined in the R&D Services Agreement), which are (a) within the scope of the Services and/or the Non-Clinical and Clinical Development SOW to be performed by Consultant under the R&D Services Agreement and related to or useful in the business of the Company, or (b) a direct result from tasks assigned to Consultant or its Representatives by the Company, or (c) funded by the Company, (collectively, “Inventions”). Consultant agrees that the Company will exclusively own all work product that is made by Consultant or its Representatives (solely or jointly with others) within the scope of Consultant’s engagement. Consultant further acknowledges that all original works of authorship which are made by Consultant or its Representatives (solely or jointly with others) within the scope of the R&D Services Agreement and/or the Non-Clinical and Clinical Development SOW and during the Term and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Consultant acknowledges and agrees that nothing in this Inventions Assignment Agreement shall be deemed to grant, by implication, estoppel or otherwise, a license from the Company to Consultant or its Representatives to make, use, license, or transfer in any way an existing or future Invention (including Future Products (as defined in the R&D Services Agreement)).
Section 1.2    Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant or its Representatives (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
Section 1.3    Patent and Copyright Registrations. Consultant agrees to reasonably assist, and cause its Representatives to reasonably assist, the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of the R&D Services Agreement.
ARTICLE II
NON-COMPETE

    Section 2.1    Subject to the Closing (as defined in the ASCA), and as an inducement to the Company to execute the ASCA and complete the Transactions (as defined in the ASCA), and in order to preserve the goodwill associated with the Purchased Assets (ASCA), the Consultant hereby covenants and agrees that for a period of [*****] years from and after the Closing Date (as defined in the ASCA), it will not, and will cause its respective Representatives not to, directly or indirectly, operate or consult for a Competing Business in the United States of America, Europe, and Japan. The Company and Consultant agree that for purposes of this Inventions Assignment Agreement, “Competing Business” means any product, service, or process or the research and development thereof, of any Person (as defined in the ASCA) other than the Company that is substantially similar to, or competitive with a product, service, or process (including the Products (as defined in the ASCA)), including the research and development thereof, of the Company with which Consultant and its Representatives worked directly or indirectly during its engagement by the Company or about which Consultant acquired Confidential Information (as defined in the ASCA) during its engagement by the Company.

Section 2.2    The Company and Consultant intend that this covenant not to compete shall be construed as separate covenants, one for each state, county and subdivision to which the covenant applies. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any Person (as defined in the ASCA), to be modified, amended or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Inventions Assignment Agreement to be executed as of the Effective Date.
DEUTERX, LLC

By:

Name:     Sheila DeWitt, PhD

Title:     President & CEO

SALARIUS PHARMACEUTICALS, INC.

By:

Name: ___________________________________

Title: ____________________________________

EXHIBIT C
FORM OF PATENT ASSIGNMENT AGREEMENT
This Patent Assignment Agreement (“Patent Assignment Agreement” or “Agreement”) is made and entered into as of January 12, 2022 (the “Effective Date”) by and between DEUTERX, LLC, a Delaware limited liability company (“Seller”) and SALARIUS PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
WHEREAS, Seller is the owner of certain patents and patent applications (as set forth in Exhibit F attached to the ASCA (as defined below) and reproduced at the end of this Patent Assignment Agreement) (the “Assigned Patents”); and
WHEREAS, pursuant to that certain Acquisition and Strategic Collaboration Agreement between Seller and Purchaser dated as of January 12, 2022 (the “ASCA”), Seller has agreed to sell, convey, assign and transfer to Purchaser all right, title and interest of Seller in and to the Assigned Patents.
NOW, THEREFORE, in consideration of the foregoing premises and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Assignment of Patents. Seller hereby irrevocably and unconditionally sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby accepts, all right, title and interest that exist today or may exist in the future in, to and under the Assigned Patents, the inventions disclosed in the Assigned Patents and in and to all letters patent and other patent rights of the United States of America and all other jurisdictions which may or shall be granted on said inventions, or any parts thereof, and any divisionals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, reexaminations, extensions, reissues, supplementary protection certifications or other applications or registrations based in whole or in part on said inventions or Assigned Patents, all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the foregoing, and the right to all causes of action (known, unknown, currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents, including the ability to recover damages, obtain injunctive relief, and/or any other remedies available for past, present or future infringement and all rights to recover damages (including attorney’s fees and expenses) or lost profits in connection therewith and all rights to collect and receive consideration, compensation, reward, royalties or other payments under, or on account of, the Assigned Patents; all of the same to be held and enjoyed by Purchaser, for its own use and the use of its successors, legal representatives, assigns and nominees, as fully and entirely as the same would have been held and enjoyed by Seller had this assignment not been made.
2.    Recording of Patent Assignment. Seller does hereby request and authorize the United States Patent and Trademark Office Commissioner for Patents and all other applicable governmental entities, registrars, patent offices or authorities of other jurisdictions to issue letters patent, certificates of invention, utility models, or other governmental grants or issuances that may be granted upon any of the Assigned Patents and the inventions disclosed in the Assigned Patents to Purchaser or Purchaser’s nominee, successor, legal representative or assign.
3.    Further Assurances. Seller agrees to execute all specific assignments, oaths, declarations, deeds or other instruments and to take any other necessary acts, in each case, that are reasonably requested by Purchaser, and at Purchaser’s sole expense, (a) to transfer to Purchaser, and vest in Purchaser the legal title to, the Assigned Patents, (b) to secure the grant of letters patent on the Assigned Patents and the inventions disclosed in the Assigned Patents in the jurisdictions set forth in Exhibit F to the ASCA, and (c) as otherwise as may be required for obtaining, maintaining, extending, reissuing, enforcing or defending the Assigned Patents throughout the world.
4.    Asset Acquisition and Collaboration Agreement. This Patent Assignment Agreement is entered into pursuant to and is subject in all respects to the terms, provisions and conditions of the ASCA, and nothing herein shall be deemed to modify, supersede, enlarge, limit or affect the rights of the Parties under the ASCA. If any provision of this Patent Assignment Agreement conflicts with the provisions of the ASCA, the provisions of the ASCA shall control.
5.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [*****], regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
6.    Counterparts; Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
7.    Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Patent Assignment Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DEUTERX, LLC    SALARIUS PHARMACEUTICALS, INC.
By:        By:
Name:        Name:
Title: _______________________________

[SIGNATURE PAGE TO PATENT ASSIGNMENT AGREEMENT]

Assigned Patents
[*****]

EXHIBIT D

FORM OF SHARE ISSUANCE AGREEMENT

This Share Issuance Agreement (this “Agreement”) is made and entered into as of January 12, 2022 (the “Signing Date”) by and between SALARIUS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and DEUTERX, LLC, a Delaware limited liability company (the “DeuteRx”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, the Company and DeuteRx are parties to that certain Acquisition and Strategic Collaboration Agreement, dated as of even date hereof (as may be amended or restated from time to time, the “ASCA”) pursuant to which DeuteRx has agreed to sell, convey, assign and transfer to the Company, certain Purchased Assets (as defined in the ASCA); and
WHEREAS, in partial consideration of the conveyances contemplated under the ASCA, the Company has agreed to deliver to DeuteRx one million shares (1,000,000) of Company’s restricted securities that are of the same class that are currently publicly traded but are subject to resale limitations (the “Shares”) pursuant to the terms and conditions set forth herein .
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    AGREEMENT TO ISSUE SHARES.
1.1    Authorization of Shares. The Company has authorized the issuance of the Shares to DeuteRx.
1.2    Issuance. Subject to the terms and conditions hereof, at the Closing (as defined below), the Company hereby agrees to issue to DeuteRx, and DeuteRx hereby agrees to accept from the Company, the Shares in partial consideration for DeuteRx selling, conveying, assigning, and transferring to Company all of DeuteRx’s right, title, and interest in, to, and under the Purchased Assets (as defined in the ASCA) in accordance with the terms and conditions set forth in the ASCA Agreement.
2.    CLOSING AND DELIVERY.
2.1    Closing. The closing of the issuance of the Shares under this Agreement (the “Closing”) shall take place on the Signing Date, simultaneously with the Parties’ execution of this Agreement at such place as may be agreed by the Company and DeuteRx, upon the physical or electronic exchange among the Parties and their counsel of all documents and deliverables required under this Agreement (such date is hereinafter referred to as the “Closing Date”).
2.2    Delivery. The Company will issue to DeuteRx the Shares in book entry form, registered in the name of the Company. Evidence of such issuance will be provided to DeuteRx no later than four (4) business days after the Closing Date.
3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to DeuteRx, as of the date of this Agreement and as of the Closing Date, as set forth below.
3.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company or its business.
3.2    Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement the performance of all obligations of the Company hereunder at the Closing and the authorization, issuance and delivery of the Shares pursuant hereto has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be the valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.3    Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares pursuant to this Agreement, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.
3.4    Offering Valid. Assuming the accuracy of the representations and warranties of DeuteRx contained in Section 4.4, the offer and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.
3.5    Current Reports and Information. With a view to making available to DeuteRx the benefits of any rule or regulation of the SEC that may at any time permit DeuteRx to sell securities of the Company to the public without registration, the Company shall: (a) make and keep available adequate current public information; (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (c) furnish to DeuteRx, upon request in connection with a proposed sale of the Shares, to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of the Exchange Act.
4.    REPRESENTATIONS AND WARRANTIES OF DEUTERX.

DeuteRx hereby represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing Date (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):
4.1    Organization and Qualification. DeuteRx is an entity duly organized and validly existing in good standing under the laws of the State of Delaware.
4.2    Requisite Power and Authority. DeuteRx has all requisite power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. All action on DeuteRx’s part required for the lawful execution, delivery and performance of this Agreement has been taken. Upon its execution and delivery, this Agreement will be the valid and binding obligation of DeuteRx, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.3    No Conflicts. The execution, delivery, and performance by DeuteRx of this Agreement and the consummation by DeuteRx of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of DeuteRx, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which DeuteRx is a party; or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to DeuteRx, except in the case of clauses (a) and (b) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of DeuteRx to perform DeuteRx’s obligations hereunder.
4.4    Investment Representations. DeuteRx understands that the Shares have not been and will not be registered under the Securities Act. DeuteRx also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon DeuteRx’s representations contained in this Agreement. DeuteRx hereby represents and warrants as follows:
(a)    DeuteRx Bears Economic Risk. DeuteRx has substantial experience in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company so that DeuteRx is capable of evaluating the merits and risks of DeuteRx’s investment in the Company and has the capacity to protect DeuteRx’s own interests. DeuteRx can bear the economic risk of this investment indefinitely. DeuteRx understands that the Company has no present intention of registering the Shares. DeuteRx also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow DeuteRx to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times DeuteRx might propose.
(b)    Acquisition for Own Account. DeuteRx is acquiring the Shares for DeuteRx’s own account for investment only, not as a nominee or agent and not with a view towards their resale or distribution. DeuteRx has no present intent of selling, granting any participation in, or otherwise distributing the Shares. By executing this Agreement, DeuteRx further represents that DeuteRx does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. DeuteRx has not been formed for the specific purpose of acquiring the Shares.

(c)    DeuteRx Can Protect DeuteRx’s Interest. DeuteRx represents that by reason of DeuteRx’s, or of DeuteRx’s management’s, business or financial experience, DeuteRx has the capacity to protect DeuteRx’s own interests in connection with the transactions contemplated in this Agreement. Neither DeuteRx nor any of DeuteRx’s officers, directors, employees, agents, stockholders or partners (i) has either directly or indirectly, including through a broker or finder, engaged in any general solicitation, (ii) has either directly or indirectly, including through a broker or finder, published any advertisement in connection with the offer and sale of the Shares, or (iii) is aware of any publication of any advertisement in connection with the transactions contemplated in this Agreement.
(d)    Accredited Investor. DeuteRx represents that DeuteRx is an accredited investor within the meaning of Regulation D under the Securities Act.
(e)    Company Information. DeuteRx has received all the information DeuteRx considers reasonably necessary or appropriate for deciding whether to accept the Shares. DeuteRx has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. DeuteRx has also had the opportunity to ask questions of, receive answers from and obtain additional information from (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) the Company and its management regarding the terms and conditions of this investment.
(f)    Rule 144. DeuteRx understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of DeuteRx’s representations as expressed herein. DeuteRx acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. DeuteRx has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
(g)    Residence. The office of DeuteRx in which DeuteRx’s decision to purchase the Shares was made is located at the address of DeuteRx set forth on Section 7.8. DeuteRx’s tax identification number is set forth on the signature page hereto.
(h)    No Disqualifying Events. Neither (i) DeuteRx nor (ii) any of DeuteRx’s directors, executive officers, or other officers that may serve as a director or officer of any company in which DeuteRx invests, general partners or managing members, is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii), or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing Date in writing in reasonable detail to the Company.
4.5    No Governmental Review. DeuteRx understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

4.6    Transfer Restrictions. DeuteRx acknowledges and agrees that the Shares are subject to restrictions on transfer as set forth in this Agreement. DeuteRx understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”
Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.
5.    RESTRICTIONS ON TRANSFER.
5.1    Limitations on Disposition. DeuteRx hereby agrees, with respect to the Shares being purchased by DeuteRx pursuant to this Agreement and any shares of capital stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”), and any assignee of record of Securities hereby agrees, not to make any sale, assignment, transfer, pledge or other disposition of any Securities unless and until there is an exemption available for such sale, assignment, transfer, pledge, or other disposition of the Securities and such disposition is made in accordance with such exemption. Notwithstanding anything to the contrary, DeuteRx may transfer or assign any number of Shares to (i) to its stockholders, members, partners or other equity holders, or (ii) any entity that owns directly or indirectly all capital stock of DeuteRx or any entity of which DeuteRx directly or indirectly owns (either beneficially or of record) at least 50% of the outstanding equity, voting or financial interests (an “Affiliate”), provided that Shares are transferred to no more than three (3) Affiliates. Further, DeuteRx agrees that it will provide any additional information or documentation regarding such disposition that is reasonably requested by Company.
5.2    Transfer Agent Matters. DeuteRx consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in Section 5.
6.    CONDITIONS TO CLOSING.
6.1    Conditions to DeuteRx’s Obligation at the Closing. DeuteRx’s obligation to accept the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless otherwise waived by DeuteRx:
(a)    Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 that are qualified as to materiality shall be true and correct in all respects as of the Closing Date, and the representations and warranties made by the Company in Section 3 that are not qualified as to materiality shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing.
(b)    Legal Investment. On the Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which DeuteRx and the Company are subject.
(c)    Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for such as may be properly obtained subsequent to the Closing. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.
6.2    Conditions to Obligations of the Company. The Company’s obligation to issue the Shares at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions, unless otherwise waived by the Company:
(a)    Representations and Warranties True. The representations and warranties in Section 4 made by DeuteRx shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.
(b)    Performance of Obligations. DeuteRx shall have performed and complied with all agreements and conditions herein required to be performed or complied with by DeuteRx on or before the Closing.
(c)    Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for such as may be properly obtained subsequent to the Closing.
7.    MISCELLANEOUS.
7.1    Governing Law; Mediation and Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [*****], regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All disputes arising or related to this Agreement must exclusively be resolved first by mediation with a mediator selected by the Parties. If such mediation fails, then any such dispute shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration proceeding commences, except that (a) the Federal Arbitration Act must govern construction and effect, (b) the locale of any arbitration must be in Wilmington, Delaware, and (c) the arbitration must, with the award, provide written findings of fact and conclusions of law. Any Party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the selection of the arbitrator or the arbitrators’ determination of the merits of the controversy. An arbitration award may be entered in any court having jurisdiction.
7.2    Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by DeuteRx, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, DeuteRx or any of DeuteRx’s representatives.
7.3    Successors and Assigns. Except as otherwise set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party. Each party shall have the right to assign this Agreement and/or any or all of its rights, interests or obligations hereunder (including by operation of law) to any affiliate of that party, to the surviving party of any merger, acquisition or reorganization to which this party is a party, or to the purchaser of any or all of this parties business or assets related to this Agreement. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties, whether so expressed or not.
7.4    Entire Agreement. This Agreement (including any exhibits hereto), together with the ASCA Agreement and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with respect to the subject matter hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
7.5    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any Section of hereof containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
7.6    Amendments and Waivers. This Agreement may be amended or modified, and the obligations of the Company and DeuteRx under this Agreement may be waived, discharged or terminated, only upon the written consent of the Company and DeuteRx. Any such waiver, discharge or termination effected in accordance with this Section 7.6 shall be binding upon DeuteRx and each transferee of the Shares, each future holder of all such securities and the Company.
7.7    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Company’s Bylaws, or otherwise afforded to any party, shall be cumulative and not alternative.

7.8    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this section. The address for such notices and communications shall be as follows:
If to the Company:
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):
Hogan Lovells US LLP
609 Main Street, Suite 4200
Houston, Texas 77002
Attention: [*****]

If to DeuteRx:
DeuteRX, LLC
300 Brickstone Square, Suite 201
Andover, MA 01810
Attention: Chief Executive Officer
With a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [*****]

7.9    Expenses. Each party hereto shall pay all fees, costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
7.10    Attorneys’ Fees. In the event that any suit or action at law or in equity (including arbitration) is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.11    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. All references in this Agreement to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto.
7.12    Counterparts; “.pdf” Copies. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
7.13    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
7.14    Broker’s Fees. Each Party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Party hereto further agrees to indemnify and to hold harmless each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.14 being untrue.
7.15    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.
7.16    Further Assurances. Each Party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
7.17    Information Confidential. DeuteRx acknowledges that the information received pursuant to this Agreement may be confidential and for DeuteRx’s use only, and DeuteRx shall not use such confidential information for purposes other than for purposes consistent with and in furtherance of this Agreement or reproduce, disclose or disseminate such information to any other person (other than DeuteRx’s affiliates, employees, agents, investors or limited partners that have a need to know the contents of such information, and DeuteRx’s attorneys and in connection with the ordinary course of DeuteRx’s business, including investment reporting to partners, members and other similar persons), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or DeuteRx is required to disclose such information to a governmental body.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this COMMON STOCK ISSUANCE AGREEMENT as of the date first written above.
DEUTERX, LLC

By:

Name:     Sheila DeWitt

Title:     President & CEO

EIN # [*****]

SALARIUS PHARMACEUTICALS, INC.
By:

Name: David J. Arthur

Title: Chief Executive Officer

[Signature Page to Share Issuance Agreement]

EXHIBIT E
FORM OF BILL OF SALE
This Bill of Sale (the “Bill of Sale”) is made and delivered this 12th day of January, 2022, by DEUTERX, LLC, a Delaware limited liability company (“Seller”) and SALARIUS PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the ASCA (as defined below). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller and Purchaser have entered into that certain Acquisition and Strategic Collaboration Agreement dated as of January 12, 2022 (the “ASCA”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets (as defined in the ASCA).
NOW, THEREFORE, in consideration of the mutual promises contained in the ASCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the ASCA:
1.    The Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, all of the Seller’s right, title and interest in and to the Purchased Assets to have and to hold such Purchased Assets with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.
2.    This Bill of Sale shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.
3.    Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the ASCA or any of the rights or obligations of Purchaser or Seller created by or arising under the ASCA. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the ASCA, the ASCA shall govern. For the avoidance of doubt, Purchaser acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as expressly set forth in Section 2 of the ASCA.
4.    This Bill of Sale is executed and delivered pursuant to the ASCA.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]
F-1

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed as of the date first written above by their respective officers thereunto duly authorized.

DEUTERX, LLC    SALARIUS PHARMACEUTICALS, INC.
By:        By:
Name:        Name:
Title: _______________________________        Title: ______________________________

[SIGNATURE PAGE TO BILL OF SALE]
E-2

EXHIBIT F

TRANSFERRED PATENTS

List of Patents, Patent Applications, & Invention Disclosures

[*****]

[*****]

F-1